Exhibit 99.4

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: Charge Enterprises, Inc., Debtor.	Chapter 11 Case No. 24-______ (___)

DEBTOR’S COMBINED DISCLOSURE STATEMENT AND
PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

Patrick A. Jackson (No. 4976
Ian J. Bambrick (No. 5455)
Sarah E. Silveira (No. 6580)
FAEGRE DRINKER BIDDLE & REATH LLP
222 Delaware Ave., Suite 1410
Wilmington, DE 19801
Tel: (302) 467-4200
Fax: (302) 467-4201
patrick.jackson@faegredrinker.com
ian.bambrick@faegredrinker.com
sarah.silveira@faegredrinker.com

Michael P. Pompeo (pro hac vice pending)
Kyle R. Kistinger (pro hac vice pending)
FAEGRE DRINKER BIDDLE & REATH LLP
1177 Avenue of the Americas, 41st Floor
New York, NY 10036
Tel: (212) 248-3140
Fax: (212 248-3141
michael.pompeo@faegredrinker.com
kyle.kistinger@faegredrinker.com

Michael T. Gustafson (pro hac vice pending)

FAEGRE DRINKER BIDDLE & REATH LLP
320 South Canal Street, Suite 3300

Chicago, IL 60606

Tel: (312)569-1000

Fax: (312) 569-3000

mike.gustafson@faegredrinker.com

Proposed Counsel to the Debtor and Debtor in Possession
Dated: March 6, 2024

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH 11 U.S.C. §§ 1125(g) AND 1126(b). THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTOR’S COMMENCEMENT OF CHAPTER 11 BANKRUPTCY PROCEEDINGS.

TABLE OF CONTENTS

ARTICLE I DISCLOSURES         5

1.1         Introduction         5

1.2         Disclaimers         5

1.3         Debtor’s Organizational Structure         6

1.4         Overview of Debtor’s Business         7

1.5         Debtor’s Prepetition Indebtedness         9

1.6         Summary of Assets and Liabilities         11

1.7         Events Leading to Debtor’s Chapter 11 Filing         11

1.8         Plan Overview         13

1.9         Eligibility to Vote         15

1.10         Confirmation Hearing         17

1.11         Acceptance and Confirmation of the Plan; Voting Requirements         17

1.12         Certain Factors to be Considered Regarding the Plan         18

1.13         Federal Income Tax Consequences of the Plan         20

ARTICLE II DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES         20

2.1         Defined Terms         20

2.2         Rules of Interpretation         29

2.3         Computation of Time         29

2.4         Governing Law         29

2.5         Reference to Monetary Figures         29

2.6         Reference to the Debtor or the Reorganized Debtor         30

2.7         Controlling Document         30

ARTICLE III ADMINISTRATIVE AND PRIORITY CLAIMS         30

3.1         DIP Lender Claims         30

3.2         Administrative Claims         30

3.3         Professional Claims         30

3.4         Priority Tax Claims and Secured Tax Claims         31

3.5         Statutory Fees         31

ARTICLE IV CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS         31

4.1         Summary of Classification         31

4.2         Treatment of Claims and Interests         32

4.3         Special Provision Governing Unimpaired Claims         34

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN         35

5.1         General Settlement of Claims and Interest; Particular Settlements         35

5.2         Plan Transactions         38

5.3         Sources of Consideration for Plan Distributions         38

5.4         Securities Registration Exemption         39

5.5         Corporate Existence         39

5.6         Vesting of Assets in the Reorganized Debtor         40

5.7         Cancellation of Notes, Instruments, Certificates, and Other Documents         40

5.8         Corporate Action         40

5.9         New Organizational Documents         40

5.10         Directors and Officers of the Reorganized Debtor         40

5.11         Effectuating Documents; Further Transactions         41

5.12         Exemption from Certain Taxes and Fees         41

5.13         Preservation of Causes of Action         41

ARTICLE VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES         42

6.1         Assumption of Executory Contracts and Unexpired Leases         42

6.2         Cure of Defaults and Objections to Cure and Assumption         42

6.3         Rejection Damages Claims and Objections to Rejections         43

6.4         Director and Officer Liability Insurance         43

6.5         Modifications, Amendments, Supplements, Restatements, or Other Agreements         43

6.6         Reservation of Rights         43

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS         44

7.1         Timing and Calculation of Amounts to be Distributed         44

7.2         Delivery of Distributions         44

7.3         Undeliverable Distributions and Unclaimed Property         44

7.4         Compliance with Tax Requirements         44

7.5         Allocations         45

7.6         No Postpetition Interest on Claims         45

7.7         Claims Paid or Payable by Third Parties         45

7.8         Setoffs and Recoupment         46

ARTICLE VIII PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS         46

8.1         Allowance of Claims         46

8.2         Claims Administration Responsibilities         46

8.3         Estimation of Claims         46

8.4         Time to File Objections to Claims         46

8.5         Disallowance of Claims         46

8.6         Amendments to Claims         47

8.7         No Distributions Pending Allowance         47

8.8         Distributions After Allowance         47

ARTICLE IX EFFECT OF CONFIRMATION OF THE PLAN         47

9.1         Discharge of Claims and Termination of Interests         47

9.2         Term of Injunctions or Stays         48

9.3         Release of Liens         48

9.4         Releases by the Debtor         48

9.5         Exculpation         49

9.6         Injunction         49

9.7         Protection Against Discriminatory Treatment         50

ARTICLE X CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN         50

10.1         Conditions Precedent to the Effective Date         50

10.2         Waiver of Conditions         50

10.3         Substantial Consummation         51

10.4         Effect of Non-Occurrence of Conditions to Consummation         51

ARTICLE XI MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN         51

11.1         Modification and Amendments         51

11.2         Effect of Confirmation on Modifications         51

11.3         Revocation or Withdrawal of Plan         51

ARTICLE XII RETENTION OF JURISDICTION         52

ARTICLE XIII MISCELLANEOUS PROVISIONS         53

13.1         Additional Documents         53

13.2         Payment of Statutory Fees         53

13.3         Reservation of Rights         53

13.4         Successors and Assigns         53

13.5         Entire Agreement         53

13.6         Non-Severability         53

13.7         Insurance Neutrality         54

13.8         Votes Solicited in Good Faith         55

ARTICLE XIV CRAMDOWN REQUEST         55

EXHIBIT A         Organizational Chart of the Debtor and its Non-Debtor Subsidiaries

ARTICLE I

    DISCLOSURES

Charge Enterprises, Inc. (“Charge” or the “Debtor”) hereby proposes this combined disclosure statement and prepackaged chapter 11 plan of reorganization for the resolution of outstanding Claims against, and Interests in, the Debtor. Capitalized terms used in this Article I shall have the meanings set forth in Section 2.1 below.

The information in this Article I is provided in order to permit the voting creditors to make an informed judgment regarding approval of the Plan. Where appropriate, this Article I includes summaries of, or cross-references to, operative provisions of the Plan in Articles II‑XIV below. To the extent of any inconsistency between this Article I and any operative provision(s) of the Plan, the operative provision(s) shall control.

1.1    Introduction

If this Plan is accepted by the voting creditors, the Debtor intends to file a voluntary petition under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, and to submit this Plan for confirmation in accordance with sections 1125 and 1129 of the Bankruptcy Code. On and after the Petition Date, the Debtor will continue to operate and manage its affairs as a debtor in possession under sections 1107 and 1108 of the Bankruptcy Code.

This Article I contains information concerning, among other matters: (1) the Debtor’s background, (2) the Debtor’s assets and liabilities, (3) the events leading to solicitation of the Plan and the anticipated commencement of the Chapter 11 Case, and (4) an overview of the Plan and the proposed treatment of Claims against, and Interests in, the Debtor pursuant to the Plan.

1.2    Disclaimers

This combined disclosure statement and plan was prepared by the Debtor’s professionals in consultation with, and based on information provided by, the Debtor as well as publicly available information. The Debtor is solely responsible for the information contained in this combined disclosure statement and plan. This combined disclosure statement and plan does not constitute financial or legal advice. Creditors of the Debtor should consult their own advisors if they have questions about this combined disclosure statement and plan. A reference in this combined disclosure statement and plan to a “Section” refers to a section of this combined disclosure statement and plan, unless otherwise indicated.

While the disclosure provisions in Article I hereof describe certain background matters, descriptions herein of any documents, or of any pleadings or orders in any court proceeding, are qualified in their entirety by reference to the relevant document or court docket, as applicable. You should read this combined disclosure statement and plan to obtain a full understanding of the provisions of the Plan.

For the avoidance of doubt, (i) a Creditor’s vote to accept the Plan shall not constitute an admission or agreement regarding any assertion of fact or law in this Article I, and shall be without prejudice to the rights of such Creditor to dispute such assertion in the future, and (ii) the Bankruptcy Court’s approval of this combined disclosure statement and plan as containing “adequate information” within the meaning of section 1125(b) of the Bankruptcy Code shall not, in itself, constitute a finding of fact or conclusion of law with respect to any assertion of fact or law in this Article I.

Additional copies of this combined disclosure statement and plan and the Exhibit attached hereto, as well as any docket items from the chapter 11 case, once commenced, will be available for inspection during regular business hours at the office of the Clerk of the Bankruptcy Court, United States Bankruptcy Court for the District of Delaware, 3rd Floor, 824 Market Street, Wilmington, Delaware 19801. In addition, copies may be obtained for a charge through Delaware Document Retrieval, 230 North Market Street, P.O. Box 27, Wilmington, Delaware 19801, (302) 658-9971, or viewed on the internet at the Bankruptcy Court’s website (http://www.deb.uscourts.gov) by following the directions for accessing the ECF system on such website. Copies will also be available free of charge on Epiq Corporate Restructuring, LLC’s website (https://dm.epiq11.com/chargeenterprises).

The statements made in this combined disclosure statement and plan are made as of the date hereof unless another time is specified herein. Neither delivery of this combined disclosure statement and plan nor any exchange of rights made in connection with the Plan will under any circumstances create an implication that there has been no change in the information set forth herein since the date this combined disclosure statement and plan and the materials relied upon in preparation thereof were combined. The Debtor assumes no duty to update or supplement the disclosures contained herein and does not intend to update or supplement such disclosures except as expressly provided herein and as may be necessary in connection with the hearing on confirmation of the Plan.

No one should construe the contents of this combined disclosure statement and plan as providing any legal, business, financial, or tax advice. Any holder of a Claim against or Interest in the Debtor should consult with its own legal, business, financial, and tax advisors as to any such matters concerning this combined disclosure statement and plan and the transactions contemplated herein.

Prior to deciding whether or how to vote on the Plan, each holder of a Claim that is entitled to vote should carefully review all of the information in this combined disclosure statement and plan, including the risk factors described in greater detail herein.

1.3    Debtor’s Organizational Structure

Charge is a publicly traded company that was traded on The Nasdaq Global Market under the symbol “CRGE” from April 12, 2022, to February 20, 2024. Charge is currently traded on the Over-the-counter market. Charge is the parent company and is the indirect owner of certain Subsidiaries (together with Charge, the “Company”), including the following (the “Operating Subsidiaries”): (a) Go2Tel.com, Inc. (“Go2Tel”) (b) PTGi International Carrier Services, Inc. (“PTGi”), (c) ANS Advance Network Services, LLC., (“ANS”), (d) B W Electrical Services, LLC (“BW”), (e) EVDepot, LLC (“EVDepot”), and (f) Greenspeed Energy Solutions, LLC (“Greenspeed”).

Charge was originally incorporated as E-Education Network, Inc. in Nevada on May 8, 2003. On August 10, 2005, E-Education Network, Inc. changed its name to GoIP Global, Inc., and in December 2017, changed its domicile from Nevada to Colorado.

On April 30, 2020, GoIP Global, Inc. entered into an agreement to acquire 100% of the outstanding equity interests of Transworld Enterprises, Inc. Pursuant to this transaction, Charge acquired all the outstanding shares of Transworld Enterprises, Inc. The transaction closed on May 8, 2020, and, in connection with it, GoIP Global, Inc. changed its name to Transworld Holdings, Inc. on August 7, 2020, and converted from a Colorado corporation to a Delaware corporation on October 1, 2020. On January 26, 2021, Transworld Holdings, Inc. changed its name to Charge Enterprises, Inc.

1.4    Overview of Debtor’s Business

The Company is an electrical, broadband, and electric vehicle (“EV”) charging infrastructure company that provides clients with end-to-end project management services, from advising, designing, engineering, acquiring, and installing equipment, to monitoring, servicing, and maintenance. The Debtor’s vision is to be a leader in enabling the next wave of transportation and connectivity. By building, designing, and operating seamless infrastructure for EVs and high-speed broadband, the Debtor aims to create a future where transportation is clean, efficient, and connected. The Company has historically consisted of two operating segments that are each made up of a number of Operating Subsidiaries: Infrastructure – ANS, BW, EVDepot and Greenspeed, and Telecommunications – PTGi and Go2Tel.

i. Infrastructure

The focus of the Infrastructure segment is to implement end-to-end solutions for customers designed to (i) enhance connectivity and productivity, (ii) reduce the cost of operations, and (iii) improve the efficiency of commercial operations for customers and their consumers. The Infrastructure segment consists of several different businesses, including Broadband and Wireless, Electrical Contracting Services, Electric Vehicle Charging (“EVC”) and Fleet Services.

ii. Telecommunications

The Telecommunications segment ceased operations in December 2023. It had provided routing of voice, data, and Short Message Services to Carriers and Mobile Network Operators globally. The Telecommunications business had contractual relationships with service providers in over forty-five countries globally to provide customers with internet-protocol-based and time-division multiplexing access for the transport of long-distance voice and data minutes.

(a)    Operations

The Debtor does not maintain a physical office at this time, however, the Debtor’s current mailing address is 125 Park Avenue, 25th Floor, New York, NY.

Prior to the date hereof, the Debtor’s workforce consisted of sales, marketing, general business and administrative support in the United States. As of the date hereof, the Debtor directly employed approximately 21 employees, all of which were full-time employees in the United States.

As set forth above, the Debtor is the corporate parent within the Company and its network of direct and indirect Subsidiaries. As is the case with typical corporate families of a similar structure, no operations occur at the Debtor, or parent, level. All of the Company’s ongoing operations occur at the subsidiary level and are broken-down into the business segments described previously. Historically, each subsidiary oversaw its own sales and marketing strategy and implementation. In late 2023, the Debtor created a centralized sales and marketing team, led by a Vice President of Growth, to drive a cohesive and collaborative go to market approach. The goal was to leverage the strengths and products of each subsidiary to offer a full suite of services to end customers throughout the United States.

As described above, the Infrastructure operating segment makes up the Company’s only remaining operations. The various business lines contained within the Infrastructure segment are briefly described below.

i. Broadband and Wireless

The Broadband and Wireless services operate through Operating Subsidiary ANS and typically provide services under master or other service agreements, which are multi-year agreements. These projects can vary in length from two to three months on average and depend on size and complexity. The Broadband and Wireless business provides engineering and construction services to large telecommunication and wireless service providers, contractors, government entities, and enterprise organizations, such as higher education institutions, stadiums, and healthcare facilities specializing in the deployment of fixed and wireless broadband infrastructure. Its primary practice areas include network infrastructure deployment, tower services, in-building wireless engineering and implementation, remote maintenance and monitoring, and primary and secondary alternating current /direct current (“AC/DC”) back-up power services, mainly in the Northeast, Mid-Atlantic, and Midwest regions of the United States.

The network infrastructure service provides end-to-end network design and implementation services for telecommunication and wireless carriers, cable companies, and enterprise organizations. This business has over 25 years of engineering and deployment experience with Regional Operating Bell Carriers and Original Equipment Manufacturers in creating physical network solutions and implementing specifications for discrete projects or an entire network.

The tower services provide cell tower construction and modification services for national and regional wireless service providers, tower owners, and federal, state, and local government agencies. These services include the design and installation of new cellular towers, structural modification of existing tower infrastructure, technology upgrades on existing tower infrastructure and emergency and routine tower infrastructure maintenance.

The in-building wireless engineering and implementation services cellular distributed antenna systems and bi-directional antenna public safety systems from initial RF site assessment, through design, engineering, implementation, and testing.

The remote maintenance and monitoring services provide a distributed antenna system (“DAS”) maintenance and monitoring service, including an in-house 24-hour network operations center, utilizing Software-as-a-Service cloud-based software and customized maintenance programs. This service allows facility owners to proactively detect issues and reduce downtime.

The AC/DC back-up power services design scalable and energy-efficient mission critical power systems to meet the demand of data equipment deployment for mission critical data centers. The power engineers design, project manage and test AC undisrupted power systems, AC back-up generators, 48-volt DC rectifier and distribution systems, and AC/DC battery equipment.

ii. Electrical Contracting Services

The Electrical Contracting Services business operates through Operating Subsidiary BW and primarily provides electrical services in the New Jersey commercial and industrial markets. Through BW and predecessor companies, the Electrical Contracting Services business has been in operation for over 50 years. The Electrical Contracting Services projects vary in length from six to thirty-six months on average and depend on size, complexity, availability of materials, union labor and coordination with local utilities.

The Electrical Contracting Services business provides electrical and telecommunications construction and facilities services to a broad range of commercial, industrial, and institutional facilities, including hospitality, recreational, educational, healthcare, and pharmaceutical facilities, stadiums, building retrofits, standby power additions, emergency generators, photovoltaic infrastructure, and EV charging.

The Electrical Contracting Services business primarily involves the design, integration, installation, start-up, operation, maintenance, and related services for substations and underground distribution, emergency power and generators, uninterruptible power supply, transient voltage suppression system, power monitoring equipment and reporting, building automation, telecommunications and cable systems, audio/visual systems, and more. The Electrical Contracting Services cover electrical systems in all types of facilities and the operation, maintenance, and management of those facilities.

iii. Electric Vehicle Charging

The EVC business offers end-to-end solutions for charging ecosystems that are scalable, flexible, and seamless. These services include everything from strategic planning and education, through the design and engineering and ending with construction, installation, and commissioning. The focus of this business is to create custom, seamless, EV charging solutions nationwide for the public and private sectors, including varying industry segments, including automotive Original Equipment Manufacturers, retail automotive dealerships, commercial dealerships, fleet operators, managers and depots, workplace, destination, commercial retail, garages and parking lots and multi-family residential. Currently, the EVC business focuses on the automotive industry, developing relationships to scale with its customers for their future EV Charging infrastructure requirements. Customers vary from dealership groups with multiple brands and campuses to single-brand dealerships. Additionally, the EVC business works with multi-family housing developments focused on provided public charging capabilities to residents that lack individually owned parking or garage space.

The EVC business projects can vary in length from three to twelve months on average and depend on size, complexity, availability of electric vehicle service equipment, electrical components, and coordination with local utilities for upgrades and incentive coordination. These projects typically include site evaluation, hardware consultation, design, engineering, construction, and installation.

iv. Fleet Services

The Fleet Services business operates through Operating Subsidiary EVDepot in locations that are typically close in proximity to shipping ports, airports, and major thoroughfares within the Northeast and Mid-Atlantic regions. With a focus on real estate solutions for commercial and fleet operators, the Fleet Services business is able to find properties that would. be desirable to fleet operators and secure leases for further re-lease to tenants. The Fleet Services business provides its customers with extensive industry knowledge and relationships to be able to secure the best locations for their businesses.

The Fleet Services business focuses on real estate solutions for commercial and fleet operators requiring parking. Its vision is to provide EV charging capabilities to these facilities and provide customers with a turnkey solution for parking and electrifying their fleets.

1.5    Debtor’s Prepetition Indebtedness

i.	Arena Funded Debt

On May 19, 2021, Charge entered a securities purchase agreement (the “May 2021 SPA”) with certain funds affiliated with Arena Investors LP (the “May Investors”) pursuant to which Charge issued and sold, among other securities, non-convertible notes payable in an aggregate face value of $11.03 million for an aggregate purchase price of $10.0 million (the “May 2021 Notes”). The May 2021 Notes were originally set to mature on November 19, 2022. The maturity date was subsequently extended to November 19, 2023.

On December 17, 2021, Charge entered into a securities purchase agreement (the “December SPA” and together with the May SPA, the “SPAs”) with certain funds affiliated with Arena Investors LP (the “December Investors” and, collectively with the May Investors, the “Prepetition Lenders”) pursuant to which Charge issued and sold, among other securities, non-convertible notes payable in an aggregate face value of $15.9 million for an aggregate purchase price of $13.3 million (the “December Notes” and together with the May Notes, the “Notes”). The December Notes have a maturity date of November 19, 2023 (the “Notes Maturity Date”).

ii.	Issuance of Mezzanine Preferred Stock

In connection with the sale of securities contemplated by the December SPA, Charge issued 2,370,370 shares of Series C preferred stock to the December Investors as part of the securities purchase agreement at an aggregate purchase price of $6.7 million and warrants to purchase 2,370,370 shares of the Company’s common stock.

On February 25, 2022, Charge entered into a securities purchase agreement with Island Capital Group Charge Me LLC (“Island Capital”) pursuant to which Charge issued Series C preferred stock in an aggregate face value of $12.1 million and aggregate purchase price of $10.8 million.

On April 20, 2022, Charge entered into a Securities Purchase Agreement with an investment vehicle controlled by Island Capital Group LLC, pursuant to which Charge agreed to issue (i) a minimum of 1,071,430 shares and a maximum of 1,428,575 of common stock, par value $0.0001 per share, and (ii) common stock purchase warrants to purchase a minimum of 1,500,000 and a maximum of 2,000,000 shares of Series C preferred stock, par value $0.0001 per share. This transaction closed on April 26, 2022.

On June 30, 2022, Charge entered into an Exchange Agreement (the “Exchange Agreement”) with a fund affiliated with Arena Investors LP (the “June Investor”) pursuant to which Charge issued 1,177,023 shares of its newly-designated Series D convertible preferred stock, par value $0.0001 per share (the “Series D Preferred Stock”). The Series D Preferred Stock was issued in exchange for the May 2020 Convertible Notes, the November Notes, and May 2021 Convertible Notes

iii. Lines of Credit

On June 19, 2007, Non-Debtor Subsidiary BW entered into a Business Loan Agreement by and between BW and Provident Bank, as successor-in-interest to Team Capital Bank (“Provident”), for a line of credit (the “BW Line of Credit”) in the principal amount of $1,000,000. Provident increased the principal amount of the BW Line of Credit by agreement with BW on August 20, 2015, to $2,000,000, and again on May 24, 2017, to $3,000,000. Pursuant to a modification agreement entered into on May 26, 2022, the current maturity date for the BW Line of Credit is August 1, 2024. The BW Line of Credit is secured with a first priority lien on all of the assets of BW and by corporate guaranties of Charge and Non-Debtor Charge Infrastructure Holdings, Inc. (“Charge Infrastructure”). There is currently no amount outstanding under the BW Line of Credit.

On October 25, 2022, Non-Debtor susbsidiary Nextridge, Inc., a New York Corporation (“Nextridge”), Non-Debtor Subsidiary ANS, Charge Infrastructure and the Debtor entered into a Loan Agreement (the “ANS Loan Agreement”) with Pioneer Bank (“Pioneer”), pursuant to which Pioneer is making available, subject to the terms and conditions contained in the Loan Agreement, to provide to Nextridge and ANS a senior secured line of credit in an aggregate principal amount of $8,000,000 (the “ANS Line of Credit”).  The ANS Line of Credit modifies and renews Nextridge’s and ANS’ existing $4,000,000 line of credit and provides additional liquidity of $4,000,000.  The ANS Line of Credit is annually renewable.  Borrowings under the ANS Line of Credit bear interest at a floating rate equal to the prime rate as set forth in the Wall Street Journal with a floor of 5%.  In addition, the Loan Agreement provides for renewal of a $750,000 capital expenditure line of credit (the “CapEx Line”) by Pioneer for Nextridge and ANS, subject to the terms and conditions contained in the Loan Agreement. All obligations under the ANS of Credit and CapEx Line (the “ANS Facility”) are cross-collateralized and cross-defaulted, and secured by a senior lien on the assets of Nextridge and ANS.  In addition, Charge and Charge Infrastructure guarantee all obligations under the ANS Facility. As of the date hereof, there is no amount outstanding under ANS Line of Credit. The expiration date of the ANS Facility is October 31, 2024.

1.6    Summary of Assets and Liabilities

1.	Debtor’s Principal Assets

The Debtor’s most recent set of unaudited financial statements reflects assets with a book value totaling approximately $198,495,000 and liabilities totaling approximately $119,667,000 as of January 31, 2024. The Debtor’s assets include, among other things, cash and cash equivalents, accounts receivable, inventory, deposits on purchased inventory, property and equipment, investments in non-marketable securities, deferred tax assets, investments in subsidiaries, intercompany receivables, and intellectual property. The Debtor’s intellectual property includes intangible assets related to customer relationships, backlog, non-compete agreements, off-market favorable leases, and brand.

The Debtor’s liabilities include, among other things, accounts payable, deferred tax liabilities, and the Debtor’s obligations under the Securities Purchase Agreements, the Notes, and the Exchange Agreement. As of the date hereof, the current amount outstanding under the Securities Purchase Agreements and the Notes is approximately $51 million in principal, interest, and other fees (but exclusive of liquidated damages in excess of $160 million that have been asserted by the Prepetition Lenders) (the “Prepetition Lender Claims”) and is secured by a security interest in and first priority liens (the “Prepetition Liens”) on substantially all assets of the Debtor (the “Prepetition Collateral”) pursuant to that certain Security Agreement dated as of December 17, 2021 (as amended, modified, and supplemented from time to time, the “Security Agreement”) to secure the prompt payment, performance, and discharge in full of all of the Debtor’s obligations under the Notes.

1.7    Events Leading to Debtor’s Chapter 11 Filing

1.	Dealings with KORR; KORR Litigation

Korr Acquisitions Group, Inc. (“KORR”), an entity controlled by former Charge Chairman Kenneth Orr (who is also the beneficial owner of more than 5% of Charge’s common stock), provided certain investment advisory services and managed the investment and reinvestment of certain assets of the Company (“KORR-Managed Funds”). KORR represented to Charge that the KORR Management Funds were held in the form of cash, cash equivalents, marketable securities, or similar readily liquid assets. However, in the fall of 2023, when Charge sought to utilize the full remaining balance of the KORR-Managed Funds (approximately $9.9 million), they were unexpectedly unavailable. Charge subsequently learned that KORR-Managed Funds had been improperly shifted to accounts for the benefit of other companies affiliated with Mr. Orr and invested in a manner that encumbered such monies and/or used them to cross-collateralize personal investments or loans of Mr. Orr or KORR.

In addition, Charge is party to an August 11, 2023, Securities Purchase Agreement (the “August 2023 SPA”) with KORR Value, L.P. (the “KORR Fund”), an affiliate of KORR that is also controlled by Mr. Orr, whereby Charge had the right to require the purchase of up to $5.0 million of common stock (the “KORR Shares”), at a purchase price of $1.00 per share. On November 15, 2023, Charge delivered a notice to the KORR Fund exercising its rights under this agreement to require the purchase of five million shares of Charge’s common stock no later than November 20, 2023. The KORR Fund responded that it did not believe that Charge satisfied the necessary conditions to require the KORR Fund to purchase the KORR Shares; accordingly, it did not deliver the purchase price for the KORR Shares on such date.

Charge had intended to repay the Notes utilizing a combination of cash on hand, the KORR-Managed Funds, and the proceeds of the sale of the KORR Shares under the August 2023 SPA. Without the KORR-Managed Funds and proceeds of sale of the KORR Shares, however, it became clear that Charge would have insufficient liquidity to repay the Notes on the Notes Maturity Date.

In connection with the foregoing, Charge filed a complaint against Mr. Orr, KORR, Korr Value, L.P. and certain other parties in the Supreme Court of New York, New York County on January 8, 2024, Index No. 650109/2024. The complaint asserts that certain defendants breached their fiduciary duties to Charge as registered investment advisors, and it includes claims of unjust enrichment, constructive trust, conversion, and fraud in the inducement, among others. The complaint seeks equitable relief, including a temporary restraining order and injunction against any further dispersal or movement of Charge’s assets, in addition to damages in excess of $15,000,000.

2.	Notices of Default Under, and Non-Payment of, the Notes

On November 15, 2023, Charge received a default letter (the “Initial Default Letter”) from the Prepetition Lenders asserting that Charge’s guarantee of the ANS Facility was in violation of Section 4.25 of the SPAs (the “Initial Default”). The Initial Default Letter asserted that an additional $3,345,297.87 in interest (reflecting the difference in the default interest rate of 20% and the interest rate of 7.5% per annum commencing from October 25, 2022, on an aggregate principal amount of $25,847,409.00) and additional legal fees, expenses, and other costs of at least $692,216.15 were immediately due and payable. The Initial Default Letter also asserted a 20% per annum late fee and $11,550,000 as partial liquidated damages.

Charge did not agree with the Prepetition Lenders’ assertions in the Initial Default Letter. However, Charge did not pay the Notes on the Notes Maturity Date later that month, and on December 1, 2023, Charge received an additional letter of default (the “Supplemental Default Letter”) from the Prepetition Lenders asserting events of default in connection with Charge’s non-payment of the Notes on the Notes Maturity Date (the “Payment Default”) and alleging additional events of default relating to the Special Advisor Agreement (the “SAA”) with KORR and Charge’s investments managed by KORR (the “Supplemental Defaults”).

Charge also received a letter (the “Exchange Default Letter”) from the Prepetition Lenders asserting events of default (the “Exchange Default” and together with the Initial Default, the Payment Default, and the Supplemental Defaults, the “Defaults”) under the Exchange Agreement and asserting certain breaches of conditions, representations, warranties, and covenants arising from the SAA and Charge’s investments managed by KORR.

On January 19, 2024, the Prepetition Lenders provided Charge with notice (the “Foreclosure Sale Notice”) of their intent to dispose of certain of its collateral pursuant to Section 9-610 of the Uniform Commercial Code by way of a public foreclosure sale, namely: (i) Charge’s equity interests in certain of its Subsidiaries (specifically, Charge Investments, Inc., Charge Infrastructure Holdings, Inc., and Transworld Enterprises, Inc.), and (ii) the assets of certain other Subsidiaries (including Charge Communications, Inc., Go2Tel.com, Inc., and PTGi International Carrier Services, Inc.). The Foreclosure Sale Notice established February 15, 2024, at 4:00 p.m. (ET) as the deadline for submitting bids on the subject collateral (the “Bid Deadline”) and provided that, if no bids were received by the Bid Deadline, the Prepetition Lenders would obtain the collateral via credit bid on February 16, 2024 (the “Foreclosure Date”). The Bid Deadline and Foreclosure Date were extended from time to time by the Prepetition Lenders in connection with the negotiations concerning the RSA (as defined below), as discussed further below.

3.	Prepetition Restructuring Efforts

In November 2023, the Company engaged Piper Sandler & Co. (“Piper Sandler”) to review strategic alternatives and assist the company in addressing its debt and liquidity positions, including a potential sale of the Company’s assets and a capital raise for a potential restructuring, if necessary. Piper Sandler has been working closely with the Company and rendered investment banking advisory services to the Company, including the marketing and potential sale of the Company’s equity interests in its Operating Subsidiaries as well as the negotiation of financing to support a potential restructuring via chapter 11 of the Bankruptcy Code.

As set forth above, however, Charge faced a significant liquidity shortage during the fourth quarter of 2023, and its liquidity continued to decline thereafter. Recognizing the likely need for a chapter 11 filing, Charge instructed Piper Sandler to lead a process to obtain post-petition financing in an amount sufficient to fund operations and estate administration over the course of a chapter 11 proceeding (the “DIP Financing”). To that end, Piper Sandler engaged in a process to seek financing proposals from various capital sources within the Debtor’s existing capital structure and from third parties.

The Prepetition Lenders indicated to Charge that they would not consent to priming DIP Financing. Piper Sandler therefore communicated to potential capital sources that the post-petition financing would need to be subordinated to the Notes. Piper Sandler contacted approximately twenty-one parties. Ultimately, no party submitted a term sheet or indication of interest to provide post-petition financing under the circumstances. Among other challenges, Charge and its Subsidiaries have a limited pool of assets available to support a junior-lien financing or to wage a potentially costly “priming” fight with the Prepetition Lenders.

In the period following the Defaults, Charge, in consultation with its advisors, engaged in good faith negotiations with the Prepetition Lenders to address its liquidity constraints. In connection therewith, Charge, with the assistance of its advisors, analyzed its cash needs to determine the liquidity levels necessary to maintain its going concern value in connection with a chapter 11 proceeding. In undertaking this analysis, Charge and its advisors considered Charge’s near-term projected financial performance, along with its current liquidity position. Charge’s management also conferred with key operational divisions to understand essential business metrics in both the near and long term.

Charge and its advisors originally sought to pursue a chapter 11 bankruptcy filing that would include a process for the sale of all of the Operating Subsidiaries via a sale of the equity of Charge Infrastructure Holdings, Inc. Piper Sandler began its targeted outreach process on January 8, 2024, and broadened the outreach in early February. As of February 27, 2024, Piper Sandler had reached out to approximately ninety-five parties, of which at least thirty-three parties executed NDAs. These parties had been provided access to a data room that included information customary and relevant to a sale process as proposed.

While undertaking the marketing process and negotiating with the Prepetition Lenders over their claim amount and their appetite to provide DIP Financing to Charge to fund a bankruptcy sale process, Charge and its advisors engaged with its stakeholders and analyzed, among other things, (a) the negative impacts the Defaults were having on the Operating Subsidiaries, (b) the potential value destruction to the Operating Subsidiaries that could occur during a protracted chapter 11 process, (c) the size of DIP Financing that the Prepetition Lenders were willing to offer, (d) the liabilities of Charge that would need to be satisfied out of any sale proceeds, and (e) the level of interest generated by the marketing process thus far.

As a result of this analysis, Charge ultimately determined that approaching its Prepetition Lenders to pursue a prepackaged bankruptcy proceeding was in the best interests of its stakeholders, and it began negotiations over such a plan in earnest in mid-February. To facilitate these negotiations, the Bid Deadline and Foreclosure Date were extended by the Prepetition Lenders a number of times. On February 27, 2024, Charge and the Prepetition Lenders reached an agreement regarding a balance-sheet restructuring of Charge, which was memorialized in a certain Restructuring and Plan Support Agreement (the “RSA”) in support of a prepackaged chapter 11 bankruptcy filing to obtain confirmation of this combined disclosure statement and plan.

Following good-faith, arm’s length negotiations in the days following execution of the RSA, Charge reached a final agreement with the Prepetition Lenders (in their capacity as lenders under the DIP Facility, the “DIP Lenders”) on the terms of the $10 million DIP Financing set forth in the DIP Term Sheet and the proposed interim DIP Order. These terms allow Charge immediate access to up to $4 million upon entry of the interim DIP Order, and the remaining $6 million through the issuance of a delayed-draw term loan upon entry of the final DIP Order, to continue paying its operating expenses and signal to its customers, vendors, and employees that operations will continue uninterrupted in the ordinary course during the Chapter 11 Case.

1.8    Plan Overview

The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to its operative provisions in Articles II‑XIV below. The Plan effects a balance-sheet restructuring of the Debtor by cancelling all existing preferred and common stock in the Debtor and converting funded secured debt of the Debtor into new common stock of the Reorganized Debtor, while providing for payment in full of all Allowed administrative, priority (if any), secured (if any), and general unsecured (i.e., non-subordinated) claims against the Debtor.

The Plan designates Classes of Claims against, and Interests in, the Debtor, which Classes take into account the differing nature of the various Claims and Interests and their relative priorities under the Bankruptcy Code and applicable non-bankruptcy law.

The following table (the “Plan Summary Table”) summarizes the classification and treatment of Claims (including certain unclassified Claims) and Interests, along with the projected recoveries for each class. The Plan Summary Table is intended for illustrative purposes only and does not address all issues regarding the classification, treatment, and ultimate recoveries. The Plan Summary Table is not a substitute for a full review of this combined disclosure statement and plan in its entirety. In addition, nothing herein is intended, nor should it be construed, as an admission by the Debtor of the estimated Allowed amount of any Claim or Class thereof, or as a guarantee or assurance of a particular percentage recovery, or range of recoveries, on any Allowed Claim or Class thereof. The Debtor reserves all rights with respect to the estimation and allowance of Claims.

Summary of Classification and Treatment of Claims and Interests under the Plan
Class	Description	Estimated Allowed Claim Amounts	Treatment of Claims and Interests Within Class	Anticipated Recovery
1	Other Priority Claims	$0	Paid in full, in Cash, to the extent Allowed.	100%
2	Prepetition Lender Claims	$51,000,000	Arena or its designee(s) shall receive 100% of the New Common Stock on the Effective Date.	< 100%
3	Other Secured Claims	$0	At the option of the Reorganized Debtor: (i) the legal, equitable, and contractual rights to which the Allowed Other Secured Claim entitles the holder thereof shall be left unaltered; (ii) the Allowed Other Secured Claim shall be left Unimpaired in the manner described in section 1124(2) of the Bankruptcy Code; or (iii) paid in full, in Cash, to the extent Allowed.	100%
4	General Unsecured Claims	$1,782,308 - $2,407,308	At the option of the Reorganized Debtor: (i) the legal, equitable, and contractual rights to which the Allowed General Unsecured Claim entitles the holder thereof shall be left unaltered; (ii) the Allowed General Unsecured Claim shall be left Unimpaired in the manner described in section 1124(2) of the Bankruptcy Code; or (iii) paid in full, in Cash, to the extent Allowed.	100%
5	Section 510(b) Claims	$0	Canceled, released, and extinguished, and of be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan.	None
6	Other Subordinated Claims	$0	Canceled, released, and extinguished, and of be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan.	None
7	Series C Preferred Interests	n/a	Canceled, released, and extinguished, and of be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan.	None
8	Series D Preferred Interests	n/a	Canceled, released, and extinguished, and of be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan.	None
9	Series E Preferred Interests	n/a	Canceled, released, and extinguished, and of be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan.	None
10	Common Interests	n/a	Canceled, released, and extinguished, and of be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan.	None

**The treatment and distributions, if any, provided to holders of Claims and Interests under this Plan will be in full and complete satisfaction of all legal, equitable, or contractual rights presented by such Claims and Interests.**

1.9    Eligibility to Vote

(a)    Who may Vote

Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are “impaired” under a plan may vote to accept or reject such plan. Generally, a claim or interest is impaired under a plan if the holder’s legal, equitable, or contractual rights are changed under such plan. In addition, if the holders of claims or interests in an impaired class do not receive or retain any property under a plan on account of such claims or interests, such impaired class is deemed to have rejected the plan under section 1126(g) of the Bankruptcy Code, and, therefore, such holders do not need to vote on the plan.

With respect to the Plan, a Claim must be “Allowed” for purposes of voting in order for such creditor to have the right to vote. Generally, for voting purposes, a Claim is deemed “Allowed” absent an objection to the Claim if (i) a Proof of Claim was timely filed, or (ii) if no Proof of Claim was filed, the Claim is identified in the Debtor’s Schedules as other than “disputed,” “contingent,” or “unliquidated,” and an amount of the Claim is specified in the Schedules, in which case the Claim will be deemed Allowed for the specified amount. In either case, when an objection to a Claim is filed, the holder of such Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or deems the Claim to be Allowed for voting purposes.

In connection with the Plan, therefore:

●

Claims in Classes 1 (Other Priority Claims), 3 (Other Secured Claims), and 4 (General Unsecured Claims) are unimpaired; accordingly, holders of such Claims are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

●	Claims in Class 3 (Prepetition Lender Claims) are impaired and will receive property under the Plan; accordingly, holders of such Claims are entitled to vote to accept or reject the Plan.

●

Claims and Interests in Classes 5 (Section 510(b) Claims), 6 (Other Subordinated Claims), 7 (Series C Preferred Interests), 8 (Series D Preferred Interests), 9 (Series E Preferred Interests), and 10 (Common Interests) are impaired but will not receive or retain any property under the Plan; accordingly, holders of such Claims and Interests are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

The Bankruptcy Code defines “acceptance” of a plan by (a) a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan and (b) a class of interests as acceptance by holders in the class that hold at least two-thirds of the number of interests that cast ballots for acceptance or rejection of the plan. Your vote on the Plan is important. The Bankruptcy Code requires as a condition to confirmation of a plan of reorganization that each class that is impaired and entitled to vote under a plan vote to accept such plan, unless the provisions of Section 1129(b) of the Bankruptcy Code are met. In view of the deemed rejection of the Plan by Classes 5, 6, 7, 8, 9, and 10, the Debtor will request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code as to such Classes. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

(b)    How to Vote

If you are entitled to vote to accept or reject the Plan, a ballot is enclosed for the purpose of voting on the Plan (the “Ballot”). This combined disclosure statement and plan, the Exhibit attached hereto, and the Ballot are the only materials the Debtor is providing to creditors for their use in determining whether to vote to accept or reject the Plan, and such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan.

**Return your completed Ballot to the Debtor’s claims, noticing and balloting agent (the “Balloting Agent”) in the manner and at the time provided in the Ballot.**

Ballots must be completed and received no later than the voting deadline set forth in the Ballot (the “Voting Deadline”). Any Ballot that is not executed by a duly authorized person will not be counted. Any ballot that is executed by the holder of an Allowed Claim but that does not indicate an acceptance or rejection of the Plan will not be counted. If a holder of a Claim should cast more than one ballot voting the same Claim prior to the Voting Deadline, only the last-dated timely Ballot received by the Balloting Agent will be counted. Additionally, you may not split your votes for your Claims within a particular Class under the Plan. Therefore, a Ballot or group of Ballots within a Plan Class received from a single Creditor that partially rejects and partially accepts the Plan will not be counted.

March 5, 2024, at 4:00 p.m. (ET) (the “Voting Record Date”) is the time and date that was used for the determination of Persons who are entitled to receive a copy of this Plan and all of the related materials and to vote whether to accept or reject the Plan. Accordingly, only holders of record of Claims as of the Voting Record Date that are entitled to vote on the Plan, will receive a Ballot and may vote on the Plan.

**Unless the Bankruptcy Court permits you to do so after notice and a hearing to determine whether sufficient cause exists to permit the change, you may not change your vote after the Voting Deadline passes.**

If you have questions concerning voting procedures, please contact the Balloting Agent at (855) 940-0841. Please note that the Balloting Agent cannot provide you with legal advice.

All properly completed Ballots received prior to the Voting Deadline from holders of a Claim that are entitled to vote on the Plan will be counted for purposes of determining whether the voting Class of Impaired Claims has accepted the Plan. The Balloting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting with respect to the Class entitled to vote.

1.10    Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing (the “Confirmation Hearing”) to consider (i) final approval of this Combined Plan and Disclosure Statement as providing adequate information pursuant to section 1125 of the Bankruptcy Code and (ii) confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code. The Debtor will request, on the Petition Date, that the Bankruptcy Court approve the Combined Plan and Disclosure Statement at a joint hearing. The Confirmation Hearing may, however, be continued from time to time without further notice other than an adjournment announced in open court or a notice of adjournment filed with the Bankruptcy Court and served in accordance with the Bankruptcy Rules, without further notice to parties in interest. The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing. Subject to section 1127 of the Bankruptcy Code, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that a party in interest may object to Confirmation of the Plan. The Debtor, in the same motion requesting a date for the Confirmation Hearing, will request that the Bankruptcy Court set a date and time for parties in interest to file objections to Confirmation of the Plan. An objection to Confirmation of the Plan must be filed with the Bankruptcy Court and served on the Debtor and certain other parties in interest in accordance with the applicable order of the Bankruptcy Court so that it is actually received on or before the deadline to file such objections as set forth therein.

1.11    Acceptance and Confirmation of the Plan; Voting Requirements

The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must make a series of findings concerning the Plan and the Debtor, including that (i) the Plan has classified Claims in a permissible manner; (ii) the Plan complies with applicable provisions of the Bankruptcy Code; (iii) the Debtor has complied with applicable provisions of the Bankruptcy Code; (iv) the Debtor has proposed the Plan in good faith and not by any means forbidden by law; (v) the disclosure required by section 1125 of the Bankruptcy Code has been made; (vi) the Plan has been accepted by the requisite votes of Creditors in each class (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code); (vii) the Plan is feasible and confirmation is not likely to be followed by further financial restructuring of the Debtor; (viii) the Plan is in the “best interests” of all holders of Claims in an Impaired class (see “Best Interests Test” below); and (ix) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date. The Debtor believes that the Plan satisfies all the requirements for confirmation.

(a)    Best Interests Test

Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an impaired allowed claim or interest either (i) accepts the plan or (ii) receives or retains under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date (the “Best Interests Test”). To determine whether the Best Interests Test is satisfied, the Bankruptcy Court must estimate the aggregate cash proceeds that would be generated from the liquidation of the Debtor’s assets by a chapter 7 trustee, net of administrative expenses, and the aggregate claims that would be allowed against the chapter 7 estate, to determine the estimated payout to creditors and interest holders, which is then compared to the estimated payouts to non-accepting Creditors and Interest holders under the Plan. The Debtor will file a hypothetical chapter 7 liquidation analysis (the “Liquidation Analysis”) with the Plan Supplement. As will be evident from the Liquidation Analysis, non-accepting Creditors and Interest holders would be treated the same in a chapter 7 as they are under the Plan, because the estimated proceeds of liquidation of the Debtor’s assets would be insufficient to fully satisfy the Debtor’s funded secured debt. Accordingly, the Debtor believes that the Plan meets the requirements of the Best Interests Test.

(b)    Financial Feasibility Test

In order to confirm a plan, the Bankruptcy Code requires the Bankruptcy Court to find that confirmation of the plan is not likely to be followed by the need for further financial restructuring of the Debtor (the “Feasibility Test”). Thus, for the Plan to meet the Feasibility Test, the Bankruptcy Court must find that there is a reasonable likelihood that the Reorganized Debtor will possess sufficient assets to meet its obligations under the Plan. Given the equitization of the Debtor’s funded secured debt, as well as the release of secured indebtedness at the Debtor’s Operating Subsidiaries, together with the anticipated cash position of the Reorganized Debtor as of the Effective Date of the Plan, the Debtor believes that the Reorganized Debtor will be able to make all distributions required pursuant to the Plan and, therefore, that Confirmation of the Plan is not likely to be followed by the need for further financial restructuring.

(c)    Acceptance by Impaired Classes

Section 1129(a) of the Bankruptcy Code requires that each Class of Claims or Interests that is Impaired under the Plan accept the Plan, subject to the “cramdown” exception contained in section 1129(b) of the Bankruptcy Code. Under section 1129(b), if at least one but not all Impaired Classes of Claims do not accept the Plan, the Bankruptcy Court may nonetheless confirm the Plan if the non-accepting Classes of Claims and Interests are treated in the manner required by the Bankruptcy Code. The process by which non-accepting Classes are forced to be bound by the terms of the Plan is commonly referred to as “cramdown.” The Bankruptcy Code allows the Plan to be “crammed down” on non-accepting Classes if (i) the Plan meets all confirmation requirements except the requirement of section 1129(a)(8) of the Bankruptcy Code (i.e., that the Plan be accepted by each Impaired Class) and (ii) the Plan does not “discriminate unfairly” and is “fair and equitable” toward each Impaired Class that has not voted to accept the Plan, as referred to in section 1129(b) of the Bankruptcy Code and applicable case law. The Debtor believes that the Plan does not “discriminate unfairly” against, and is otherwise “fair and equitable” toward, each non-accepting Class of Claims and Interests as required by the Bankruptcy Code and applicable case law. Accordingly, the Debtor believes that the cramdown requirements will be satisfied as to such Classes.

1.12    Certain Factors to be Considered Regarding the Plan

The following provides a summary of various important considerations and risk factors associated with the Plan. However, it is not exhaustive. In considering whether to vote for or against the Plan, voting Creditors should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced in this Plan.

(a)    The Debtor May Not Be Able to Secure Confirmation of the Plan

There can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Creditor or Interest holder might challenge the Plan or the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that this Plan and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met, including the requirements discussed above.

If the Plan is not confirmed, it is unclear whether a restructuring of the Debtor could be implemented and what distributions holders of Claims ultimately would receive with respect to their Claims. If an alternative reorganization could not be agreed to, it is possible that the Debtor would have to liquidate its assets, in which case holders of Claims would receive substantially less favorable treatment than they would receive under the Plan.

(b)    Parties in Interest May Object to Debtor’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class. The Debtor believes that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtor created ten Classes of Claims and Interests, each encompassing Claims or Interests that are substantially similar to the other Claims or Interests in each such Class. However, if the Bankruptcy Court determines that the Plan’s classification of Claims and Interests is invalid, then it could result in a delay or denial of Confirmation.

(c)    The Debtor May Be Unsuccessful in Obtaining First Day Orders To Permit it to Continue Operating in the Ordinary Course of Business

The Debtor has attempted to address potential concerns of its customers, vendors, employees and other key parties in interest that might arise from the filing of the Chapter 11 Case through a variety of provisions incorporated into or contemplated by the Plan and relief to be sought at the outset of the Chapter 11 Case, including the Debtor’s intention to seek appropriate Bankruptcy Court orders to permit the Debtor to pay amounts owed to all general unsecured creditors and employee obligations consistent with its ordinary course practices. However, there can be no guarantee that the Debtor will be successful in obtaining the necessary approvals of the Bankruptcy Court for such arrangements or for every party in interest the Debtor may seek to treat in this manner, and, as a result, the Debtor’s business might suffer.

(d)    The Bankruptcy Court May Not Approve the Debtor’s DIP Facility or Use of Cash Collateral

Upon commencing the Chapter 11 Case, the Debtor will ask the Bankruptcy Court to authorize the Debtor to enter into postpetition financing arrangements and use cash collateral consistent with the DIP Term Sheet, to fund the Chapter 11 Case and to provide customary adequate protection to the Prepetition Lenders under the applicable prepetition debt documents. Such access to postpetition financing and cash collateral will provide liquidity during the pendency of the Chapter 11 Case. There can be no assurance that the Bankruptcy Court will approve the DIP Term Sheet on the terms requested. Moreover, if the Chapter 11 Case takes longer than expected to conclude, the Debtor may exhaust its available financing and cash collateral. There is no assurance that the Debtor will be able to obtain an extension of the right to obtain further postpetition financing or use cash collateral, in which case, the liquidity necessary for the orderly functioning of the Debtor’s business may be impaired materially.

(e)    Risk of Non-Occurrence of the Effective Date

Although the Debtor believes that the Effective Date would occur shortly following the Confirmation Date, there can be no assurance that the Effective Date will occur or as to the actual timing of the Effective Date.

Any delay in Confirmation and Consummation of the Plan could result in, among other things, increased Administrative Claims and Professional Claims. These or any other negative effects of delays in Confirmation or Consummation of the Plan could endanger the ultimate Consummation of the Plan and materially alter Creditor outcomes.

(f)    Risk of Post-Effective Date Default

In the Confirmation Order, the Court will be required to make a judicial determination that the Plan is feasible, but that determination does not serve as any guarantee that there will not be any post-Effective Date defaults. Any inability by the Reorganized Debtor to satisfy its obligations under the Plan could materially alter Creditor outcomes.

(g)    Estimated Claim Amounts by Class May Not be Accurate

There can be no assurance that the estimated Allowed Claim amounts assumed for the purposes of preparing this combined disclosure statement and plan are correct. The actual amount of Allowed Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual amount of Allowed Claims may vary from those estimated for the purpose of preparing the Plan. Depending on the outcome of Claims objections, the Allowed Claim amounts that are required to be satisfied by the Reorganized Debtor under the applicable provisions of Article III or IV of the Plan may be different from what was anticipated in this combined disclosure statement and plan.

1.13    Federal Income Tax Consequences of the Plan

Confirmation of a chapter 11 plan can have a number of tax implications for the debtor and for holders of claims against and interests in the debtor, including discharge/cancellation of indebtedness and capital gains/losses. The tax consequences to holders of claims or interests may vary based upon the individual circumstances of each holder. Moreover, the tax consequences of certain aspects of a plan may be uncertain due to, in some cases, the lack of applicable legal precedent and the possibility of changes in the law.

Given the relative size of the Debtor’s Estate and the diverse nature of the Claims against and Interests in the Debtor, the Debtor has not undertaken an analysis of the tax consequences of the Plan upon the Debtor or the holders of Claims or Interests, as applicable. In addition, no ruling has been applied for or obtained from the Internal Revenue Service or any State or local taxing authority, and no opinion of counsel has been requested or obtained, by the Debtor with respect to the tax aspects of the Plan.

Accordingly, there can be no assurance that the Internal Revenue Service or any State or local taxing authority will not challenge any position taken by a holder of a Claim or Interest as to the tax consequences of the Plan, or that such a challenge, if asserted, would not be upheld. Furthermore, the Debtor does not provide any representations or warranties to any holders of Claims or Interests with respect to any tax attributes of the Debtor or their extent or availability following confirmation and consummation of the Plan.

**Please note that the foregoing discussion does not constitute tax advice or a tax opinion concerning the Plan. Holders of Claims and Interests and other parties in interest are strongly urged to consult with their own tax advisors regarding the tax consequences of the Plan.**

ARTICLE II

    DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

2.1    Defined Terms

1.“    Administrative Claim” means a Claim (other than a DIP Lender Claim or a Professional Claim) for costs and expenses of administration of the Chapter 11 Case pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estate and operating the businesses of the Debtor; (b) all fees and charges assessed against the Estate pursuant to section 1930 of chapter 123 of title 28 of the United States Code; and (c) any other obligation designated as an Allowed Administrative Claim pursuant to a Final Order of the Bankruptcy Court.

2.“    Administrative Claims Bar Date” means the deadline for filing requests for payment of Administrative Claims, except as otherwise set forth in the Plan or a Final Order, which shall be 30 days after the Effective Date; provided that filing a request for payment of an Administrative Claim is not required where the Plan, Confirmation Order, Bankruptcy Code, Bankruptcy Rules, or Final Order of the Bankruptcy Court excuses such a requirement.

3.“    Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

4.“    Allowed” means, as to a Claim, that (i) such Claim was expressly allowed under this Plan or otherwise by a Final Order, (ii) proof of such Claim was properly and timely filed in accordance with all applicable orders of the Bankruptcy Court and provisions of the Plan, the Bankruptcy Code, and the Bankruptcy Rules, and the applicable time for parties in interest to bring objections to allowance of such Claim has passed (or if such an objection was brought by a party in interest, such objection has been determined by a Final Order in favor of the holder of such Claim), or (iii) such Claim has been listed in the Debtor’s Schedules as liquidated in amount and not disputed or contingent, and no contrary proof of Claim has been filed on account of such Claim.

5.“    Arena” means, collectively, Arena Investors, LP, the Prepetition Lenders, the DIP Lender, and any Entity affiliated with any of them that holds or previously held Claims against or Interests in the Debtor.

6.“    Arena D&O Claims” means all Causes of Action of Arena against the Ds & Os (regardless of whether acting in a fiduciary capacity or otherwise).

7.“    Arena D&O Demand Letter” has the meaning set forth in Section 5.1(f).

8.“    Arena Exchange Agreement” means that certain Exchange Agreement dated as of June 30, 2022 between the Debtor and AI Amped II, LLC (as amended, modified, supplemented, and restated prior to February 29, 2024).

9.“    Arena Notes” means, collectively, (i) those certain Original Issue Discount Senior Secured Convertible Promissory Notes due May 8, 2023, issued by the Debtor pursuant to the May 2020 SPA, (ii) those certain Original Issue Discount Senior Secured Convertible Promissory Notes due November 3, 2023, issued by the Debtor pursuant to the November SPA, (ii) those certain Original Issue Discount Senior Secured Non-Convertible Promissory Notes due November 19, 2023, issued by the Debtor pursuant to the May 2021 SPA, (iii) those certain Original Issue Discount Senior Secured Convertible Promissory Notes due May 19, 2024, issued by the Debtor pursuant to the May 2021 SPA, and (iv) those certain Original Issue Discount Senior Secured Non-Convertible Promissory Notes due November 19, 2023, issued by the Debtor pursuant to the December SPA.

10.“    Arena Related Parties” means, collectively, Arena’s current and former officers, directors, employees, advisors, attorneys, professionals, accountants, consultants, agents, and other representatives (including their respective officers, directors, employees, members, and professionals) (each of whom is an “Arena Related Party”).

11.“    Arena SPAs” means, collectively, (i) that certain Securities Purchase Agreement dated as of May 8, 2020, between the Debtor and AI Amped II, LLC (as amended, modified, supplemented and restated prior to February 29, 2024) (the “May 2020 SPA”), (ii) that certain Securities Purchase Agreement dated as of November 3, 2020, between the Debtor and AI Amped II, LLC (as amended, modified, supplemented and restated prior to February 29, 2024) (the “November SPA”), (iii) that certain Securities Purchase Agreement dated as of May 19, 2021, between the Debtor, AI Amped I, LLC, and AI Amped II, LLC (as amended, modified, supplemented and restated prior to February 29, 2024) (the “May 2021 SPA”), and (iv) that certain Securities Purchase Agreement dated as of December 17, 2021, between the Debtor and AI Amped II LLC (as amended, modified, supplemented and restated prior to February 29, 2024) (the “December SPA”).

12.“    Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtor or its Estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

13.“    Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101–1532.

14.“    Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Case.

15.“    Bankruptcy Rules” means, collectively, the following, as applicable to the Chapter 11 Case: (i) the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Case, (ii) the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, and (iii) any applicable general orders or chambers procedures of the Bankruptcy Court, all as may be amended or modified from time to time.

16.“    Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

17.“    Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

18.“    Causes of Action” means, with respect to a given Entity, any and all Claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims of such Entity (including, with respect to the Debtor, any Avoidance Actions), whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by such Entity after the Effective Date against any other Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

19.“    Chapter 7 Liquidation Analysis” means an analysis of a hypothetical liquidation of the Debtor under chapter 7 of the Bankruptcy Code, which shall be included in the Plan Supplement.

20.“    Chapter 11 Case” means the case that was commenced by the Debtor’s filing of a petition for relief under chapter 11 of the Bankruptcy Code on the Petition Date.

21.“    Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code.

22.“    Claims Agent” means Epiq Corporate Restructuring, LLC, the claims and solicitation agent retained by the Debtor in the Chapter 11 Case pursuant to order of the Bankruptcy Court.

23.“    Claims Bar Date” means the applicable deadline for filing Proofs of Claim, except as otherwise set forth in the Plan or a Final Order, which: (a) with respect to Proofs of Claim filed by any Governmental Unit, shall be 180 days after the Petition Date (the “Government Claims Bar Date”), and (b) with respect to Proofs of Claim filed by any Entity other than a Governmental Unit, shall be 30 days after the Effective Date (the “General Claims Bar Date”), provided that that filing a Proof of Claim is not required where the Plan, Confirmation Order, Bankruptcy Code, Bankruptcy Rule, or a Final Order of the Bankruptcy Court excuses such a requirement.

24.“    Claims Objection Deadline” means the deadline for the Reorganized Debtor to object to Proofs of Claim, which shall be on the date that is 120 days after the Effective Date, subject to extension by order of the Bankruptcy Court upon the request by the Reorganized Debtor.

25.“    Claims Register” means the official register of Claims against the Debtor maintained by the Claims Agent.

26.“    Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

27.“    Common Interests” means the common stock in the Debtor (OTC: CRGE).

28.“    Company D&O Claims” means all Causes of Action of the Debtor, its Estate, the Subsidiaries, or anyone claiming by or through any of them, against the Ds & Os (regardless of whether acting in a fiduciary capacity or otherwise).

29.“    Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Case.

30.“    Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case within the meaning of Bankruptcy Rules 5003 and 9021.

31.“    Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtor seeks entry of the Confirmation Order.

32.“    Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

33.“    Consummation” means the occurrence of the Effective Date.

34.“    Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.

35.“    Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon the Debtor’s defaults under an Executory Contract or Unexpired Lease that is assumed by the Reorganized Debtor under the Plan pursuant to section 365 of the Bankruptcy Code, other than a default which is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

36.“    Cure Notice” means a notice of a proposed amount to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease that is to be assumed by the Reorganized Debtor under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall: (a) include procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases; (b) include the proposed amount of any Cure Claims to be paid in connection therewith; (c) include procedures for resolution by the Bankruptcy Court of any related disputes; and (iv) be included in the Plan Supplement and promptly served on all counterparties to such Executory Contracts and Unexpired Leases.

37.“    Cure/Assumption Objection Deadline” means the deadline for filing objections to the assumption of an Executory Contract or Unexpired Lease under the Plan, which shall be 14 days after filing of the Plan Supplement and service of the Cure Notice; provided that if any Executory Contract or Unexpired Lease is removed from the Rejection Schedule after the filing of the initial Rejection Schedule, then the Cure/Assumption Objection Deadline with respect to such Executory Contract or Unexpired Lease shall be the earlier of (a) 14 days after service of the amended Rejection Schedule with such modification and (b) at the Confirmation Hearing.

38.“    D&O Indemnity Escrow” means the escrow established for the benefit of the Ds & Os in accordance with Section 5.1(j).

39.“    D&O Indemnity Escrow Agreement” means the agreement between the Reorganized Debtor and the escrow agent governing the D&O Indemnity Escrow, which shall be included in the Plan Supplement.

40.“    D&O Liability Insurance Policies” means all insurance policies for current or former directors’, officers’, employees’, other professionals’, and agents’ liability maintained by the Debtor and its Subsidiaries, as applicable, as of the Petition Date or purchased by the Debtor or its Subsidiaries, as applicable, prior to the Petition Date (each of which is a “D&O Liability Insurance Policy”).

41.“    Debtor” means Charge Enterprises, Inc. as debtor and debtor in possession in the Chapter 11 Case.

42.“    Debt” means liability on a Claim.

43.“    DIP Lender” means AI Amped I, LLC, in its capacity as holder of a DIP Lender Claim.

44.“    DIP Lender Claim” means any Claim against the Debtor arising under the DIP Term Sheet or DIP Order, or both (other than a Claim for adequate protection due to the Prepetition Lenders under the DIP Order, which Claim shall constitute a Prepetition Lender Claim for purposes of the Plan).

45.“    DIP Order” means, collectively, the interim and final orders of the Bankruptcy Court approving the Debtor to obtain post-petition financing from the DIP Lender on the terms and conditions set forth in the DIP Term Sheet.

46.“    DIP Term Sheet” means that certain DIP Facility Summary of Terms and Conditions executed by Charge and the DIP Lender effective as of March 1, 2024, as may be amended or modified from time to time in accordance with the terms thereof and the DIP Order.

47.“    Director Side Letter Agreement” means a side letter agreement executed by Arena and executable by any Director at his or her option, which shall provide (i) a mutual agreement not to commit torts of defamation, false light, invasion of privacy, or breach of confidence against one another, (ii) that, if (a) a Director commences an independent action against Arena for breach of the Director Side Letter Agreement arising from statements made after February 26, 2024 and (b) the Director is the prevailing party in such action, then the release of Arena D&O Claims against such Director shall not be voidable by Arena, and (iii) an agreement for fee shifting in any action for breach of the Director Side Letter Agreement in favor of the prevailing party to such action. The Director Side Letter Agreement shall be included in the Plan Supplement.

48.“    Directors” means, collectively, all directors of the Debtor as of the Petition Date, namely: Amy Hanson, Craig Harper-Denson, Chantel Lenard, Justin E. Deutsch, Andrew Fox, Gary Jacobs, Benjamin Carson, Jr., and Jacky Wu (each of whom is a “Director”).

49.“    Disallowed” means, with respect to any Claim, a Claim or any portion thereof that (a) has been disallowed by a Final Order, (b) is Scheduled as zero or as contingent, disputed, or unliquidated and as to which no Proof of Claim or request for payment of an Administrative Claim (if required by the Plan) has been timely filed or deemed timely filed by the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or otherwise under applicable law or this Plan, (c) is not Scheduled and as to which no Proof of Claim or request for payment of an Administrative Claim (if required by the Plan) has been has been timely filed or deemed timely filed by the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or otherwise under applicable law or this Plan, (d) has been withdrawn by agreement of the Debtor or Reorganized Debtor, as applicable, and the holder of such Claim, or (e) has been withdrawn by the holder of such Claim.

50.“    Disputed Claim” means a Claim that is not yet Allowed.

51.“    Distribution Record Date” means the date for determining which holders of Claims are eligible to receive distributions hereunder and shall be the Confirmation Date or such other date as designated in advance by the Debtor, with the consent of Arena, by notice on the docket of the Chapter 11 Case.

52.“    Ds & Os” means, collectively, the Directors and Officers (each of whom is a “D&O”). For the avoidance of doubt, the Ds & Os do not include any individual who previously served as a director or officer of the Debtor but is not a Director or Officer as defined herein.

53.“    Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 10.1 have been satisfied or waived in accordance with Section 10.2.

54.“    Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

55.“    Estate” means the bankruptcy estate of the Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Case.

56.“    Exculpated Acts or Omissions” has the meaning set forth in Section 9.5.

57.“    Exculpated Party” means each of the following in its capacity as such: (a) the Debtor; (b) the Debtor’s post-petition officers, directors, trustees, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, and representatives (including specifically the the Ds & Os and the Professionals); and (c) Arena.

58.“    Executory Contract” means a contract or lease for personal property or residential real property to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

59.“    Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

60.“    Final Coverage Determination” means, with respect to a coverage claim asserted against a Potentially Applicable D&O Liability Insurance Policy on account of an Arena D&O Claim or Company D&O Claim, as applicable, the latest to occur of (i) a final acceptance or denial of such coverage claim by the Insurer under such policy; or (ii) if an Insurance Coverage Action has been commenced with respect to a denial of such coverage claim by the Insurer under such policy, the resolution of such Insurance Coverage Action. For purposes of clause (ii) in the preceding sentence, the resolution of an Insurance Coverage Action will occur upon the earlier of (a) a settlement of such Insurance Coverage Action agreed to by the Insurer and the parties to the Arena D&O Claim or Company D&O Claim, as applicable, or (b) resolution of such Insurance Coverage Action by a Final Order.

61.“    Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility of a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable non-bankruptcy law, may be filed relating to such order or judgment shall not prevent such order or judgment from being a Final Order.

62.“    General Unsecured Claim” means any Claim other than an Administrative Claim, Professional Claim, Secured Tax Claim, Other Secured Claim, Priority Tax Claim, Other Priority Claim, DIP Lender Claim, Prepetition Lender Claim, Section 510(b) Claim, or Other Subordinated Claim.

63.“    Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

64.“    Impaired” means, with respect to Claim, Interest, or Class of Claims or Interests, that such Claim, Interest, or Class is not Unimpaired.

65.“    Indemnifiable Action” means any threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative or investigative, against a D&O by reason of the fact that such D&O was a director, officer, employee, or agent of the Debtor, or is or was serving at the request of the Debtor as a director, officer, employee or agent of another Entity.

66.“    Insurance Coverage Action” means any action brought before a court, arbitrator, or other tribunal seeking determination of one or more causes of action, including declaratory relief, indemnification, contribution, or an award of damages, arising out of or related to any D&O Liability Insurance Policy.

67.“    Insurer” means a counterparty to any D&O Liability Insurance Policy that is not the Debtor or a Subsidiary.

68.“    Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in the Debtor.

69.“    Island” means ICG Charge Me, LLC.

70.“    Island Gift Distribution” means Arena’s designation of Island to receive 5% of the New Common Stock on the Effective Date if (and only if) the conditions set forth in Section 5.1(c) are satisfied.

71.“    Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

72.“    Management” means, collectively, (i) Craig Harper-Denson, the Debtor’s Chief Executive Officer, (ii) Leah Schweller, the Debtor’s Chief Financial Officer, and (iii) James Biehl, the Debtor’s Chief Legal and Compliance Officer.

73.“    Management Employment Agreements” means, collectively, Management’s employment agreements with the Debtor as of the Petition Date (each of which is a “Management Employment Agreement”).

74.“    New Common Stock” means the common stock, par value of $0.01 per share, of the Reorganized Debtor, authorized and issued pursuant to the Plan.

75.“    New Organizational Documents” means the form of the certificate or articles of incorporation, bylaws, and other applicable formation documents of the Reorganized Debtor, which shall be provided by Arena and included in the Plan Supplement.

76.“    Officer Side Letter Agreement” means a side letter agreement executed by Arena and executable by any Officer at his or her option, which shall provide (i) a mutual agreement not to commit torts of defamation, false light, invasion of privacy, or breach of confidence against one another, or tortious interference in relation to the Management Employment Agreements, (ii) that, if (a) an Officer commences an independent action against Arena for breach of the Officer Side Letter Agreement arising from statements made after February 26, 2024 and (b) the Officer is the prevailing party in such action, then the release of Arena D&O Claims against such Officer shall not be voidable by Arena, and (iii) an agreement for fee shifting in any action for breach of the Officer Side Letter Agreement in favor of the prevailing party to such action. The Officer Side Letter Agreement shall be included in the Plan Supplement.

77.“    Officers” means, collectively, all officers of the Debtor as of the Petition Date, namely: Craig Harper-Denson, Leah Schweller, James Biehl, and Mark LaNeve (each of whom is an “Officer”).

78.“    Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim that is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

79.“    Other Secured Claim” means any Secured Claim other than a DIP Lender Claim, Secured Tax Claim, or Prepetition Lender Claim.

80.“    Other Subordinated Claim” means any unsecured, non-priority Claim that is subordinate in right of distribution to General Unsecured Claims by operation of sections 510(a), 510(c), or 726(a)(3)-(5) of the Bankruptcy Code.

81.“    Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

82.“    Petition Date” means the date on which the Debtor filed its petition for relief under chapter 11 of the Bankruptcy Code.

83.“    Plan” means this combined disclosure statement and chapter 11 plan, including the Plan Supplement and all exhibits, supplements, appendices and schedules hereto or thereto, either in their present form or as the same may be amended or modified from time to time in accordance with the terms hereof.

84.“    Plan Documents” means, collectively, the Plan, the Plan Supplement, and the various agreements and other documents formalizing or implementing the Plan and the transactions contemplated hereunder.

85.“    Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, each of which shall be in form and substance Reasonably Acceptable to the Debtor and Arena (as amended, supplemented, or modified from time to time in accordance with the terms hereof and the Bankruptcy Code and Bankruptcy Rules), to be filed by the Debtor no later than five (5) Business Days before the Plan objection deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, as well as any additional documents filed with the Bankruptcy Court before the Effective Date as amendments the Plan Supplement, including the following, as applicable: (i) the Cure Notice, (ii) the Rejection Schedule; (iii) the Director Side Letter Agreement; (iv) the Officer Side Letter Agreement; (v) the Chapter 7 Liquidation Analysis; (vi) the D&O Indemnity Escrow Agreement; (vii) the New Organizational Documents; (viii) a document listing the members of the New Board; and (ix) the Stockholders Agreement.

86.“    Potentially Applicable D&O Liability Insurance Policy” means a D&O Liability Insurance Policy under which Arena, the Reorganized Debtor, or a Subsidiary, as applicable, has in good faith determined there may be coverage for an Arena D&O Claim or Company D&O Claim, as applicable. For the avoidance of doubt, any determination by Arena, the Reorganized Debtor, or any Subsidiary with respect to potential insurance coverage shall not be binding upon (a) any Insurer or (b) the Ds & Os.

87.“    Preferred Interests” means, collectively, the Series C Preferred Interests, the Series D Preferred Interests, and the Series E Preferred Interests.

88.“    Prepetition Lender Claims” means the Claims against the Debtor arising under the Arena SPAs, the Arena Notes (including, but not limited to, Claims on the secured notes converted into the Series D Preferred Interests), and the Arena Exchange Agreement, which Claims are secured, in whole or in part, by first-priority security interests in all assets of the Debtor.

89.“    Prepetition Lenders” means AI Amped I, LLC and AI Amped II, LLC, in their capacity as holders of Prepetition Lender Claims.

90.“    Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

91.“    Professional” means an Entity employed in the Chapter 11 Case pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code.

92.“    Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), or 503(b)(3) of the Bankruptcy Code.

93.“    Professional Fee Escrow Account” means the escrow account established for the benefit of the Professionals pursuant to the DIP Term Sheet and the DIP Order.

94.“    Proof of Claim” means a proof of Claim filed against the Debtor in the Chapter 11 Case.

95.“    PTGi Guarantors” means, collectively, PTGi International Carrier Services, Inc., Co2Tel.com Inc., and Charge Communications Inc.

96.“    Reasonably Acceptable” means acceptable to the Debtor or Arena (as applicable) in such party’s reasonable discretion, provided that any documentation or matter consistent with this Plan shall be deemed Reasonably Acceptable.

97.“    Rejection Schedule” means the schedule of Executory Contracts and Unexpired Leases in the Plan Supplement, as may be amended from time to time, setting forth certain Executory Contracts and Unexpired Leases for rejection as of the Effective Date under section 365 of the Bankruptcy Code.

98.“    Released Parties” means, collectively, (i) Arena, (ii) the Arena Related Parties, and (iii) the Ds & Os (each of whom is a “Released Party”).

99.“    Reorganized Debtor” means the Debtor (or any successor thereto by merger, consolidation, or otherwise) on and after the Effective Date.

100.“    RSA” means that certain Restructuring and Plan Support Agreement dated as of February 27, 2024, by and among the Debtor, AI Amped I, LLC, AI Amped II, LLC, Arena Finance Markets, LP, Mt Whitney Securities, LLC, Arena Special Opportunities Fund, LP, Arena Special Opportunities Partners I, LP, and Arena Finance Markets, LP.

101.“    Scheduled” means, with respect to a Claim, that such Claim was listed in the Schedules.

102.“    Schedules” means, collectively, the schedule of assets and liabilities and statement of financial affairs filed by the Debtor pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

103.“    Section 510(b) Claim” means any unsecured, non-priority Claim that is subordinated in right of distribution to General Unsecured Claims or Preferred Interests, or both, by operation of section 510(b) of the Bankruptcy Code.

104.“    Secured Claim” means a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

105.“    Secured Tax Claim” means a Secured Claim of a type described in section 1129(a)(9)(D) of the Bankruptcy Code.

106.“    Security” and “Securities” have the meaning set forth in section 101(49) of the Bankruptcy Code.

107.“    Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a‑77aa.

108.“    Securities Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a‑78nn.

109.“    Series C Preferred Interests” means the Series C preferred stock in the Debtor.

110.“    Series D Preferred Interests” means the Series D preferred stock in the Debtor.

111.“    Series E Preferred Interests” means the Series E preferred stock in the Debtor.

112.“    Stipulated Prepetition Lender Claims Amount” means the amount stipulated by the Debtor in the DIP Order as the valid amount of the Prepetition Lender Claims.

113.“    Stockholders Agreement” means the stockholders’ agreement that Island would be required to execute as a condition of the Island Gift Distribution, which agreement shall be provided by Arena and included in the Plan Supplement.

114.“    Subsidiaries” means, collectively, all direct and indirect wholly-owned subsidiaries of the Debtor, specifically: Transworld Enterprises, Inc., Charge Investments, Inc., Charge Infrastructure Holdings, Inc., Charge Communications, Inc., PTGi International Carrier Services, Inc., Go2Tel.com, Inc., B W Electrical Services, LLC, EV Group Holdings, LLC, EVDepot, LLC, Performance Fleet Maintenance USA, Inc., FMC Property, LLC, GetCharged, Inc., Charge Services, LLC, Nextridge, Inc., ANS Advance Network Services, LLC d/b/a Charge Infrastructure, Greenspeed Energy Solutions, LLC, and Charge Infrastructure, Inc. (each of which is a “Subsidiary”).

115.“    Unexpired Lease” means a lease of nonresidential real property to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

116.“    Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

117.“    U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

2.2    Rules of Interpretation

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not filed, having been filed or to be filed shall mean that document, schedule, or exhibit as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (11) all references to docket numbers of documents filed in the Chapter 11 Case are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Case, unless otherwise stated; (13) any immaterial effectuating provisions may be interpreted by the Debtor or the Reorganized Debtor in such a manner that is consistent with the overall purpose and intent of the Plan, all without further notice to, or action, order, or approval of, the Bankruptcy Court or any other Entity; and (14) except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtor or to the Reorganized Debtor shall mean the Debtor and the Reorganized Debtor, as applicable, to the extent the context requires.

2.3    Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein.

2.4    Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate governance matters relating to the Debtor or the Reorganized Debtor, as applicable, shall be governed by the laws of the state of incorporation or formation of the Debtor or Reorganized Debtor, as applicable.

2.5    Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

2.6    Reference to the Debtor or the Reorganized Debtor

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtor or to the Reorganized Debtor mean the Debtor and the Reorganized Debtor, as applicable, to the extent the context requires.

2.7    Controlling Document

In the event of an inconsistency between the Plan and any document included in the Plan Supplement, the terms of the relevant provision in the Plan shall control (unless stated otherwise in such document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

ARTICLE III

    ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Lender Claims, Administrative Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article IV.

3.1    DIP Lender Claims

The DIP Lender Claims shall be deemed satisfied by the issuance of New Common Stock to Arena or its designee(s) on the Effective Date in accordance with Section 4.2(b) below.

3.2    Administrative Claims

Unless otherwise agreed to by the holder of such Claim and the Debtor and Arena (prior to the Effective Date) or the Reorganized Debtor (on and after the Effective Date), as applicable, each Allowed Administrative Claim (other than a Claim for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) shall be paid in full, in Cash, on the Effective Date or as soon as practicable thereafter; provided that if the Administrative Claim is not Allowed as of the Effective Date, then it shall be paid no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter.

3.3    Professional Claims

(a)    Final Fee Applications and Payment of Professional Claims

All final requests for payment of Professional Claims incurred during the period from the Petition Date through the Effective Date shall be filed no later than 45 days after the Effective Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior orders of the Bankruptcy Court, including any order establishing interim compensation procedures for Professionals, and once approved by the Bankruptcy Court, shall be promptly paid from the Professional Fee Escrow Account up to the full Allowed amount. To the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency, and the Reorganized Debtor shall pay the full unpaid amount of such Allowed Administrative Claim in accordance with Section 3.2 above.

(b)    Professional Fee Escrow Account

Professionals shall reasonably estimate their unpaid Professional Claims and deliver such estimate to the Debtor no later than five days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Claims. If a Professional does not provide an estimate, the Debtor may estimate the unpaid and unbilled fees and expenses of such Professional. Based on these estimates, the Debtor shall fund the Professional Fee Escrow Account on the Effective Date with Cash in the amount (if any) necessary to provide for payment in full of any unpaid Professional Claims from the Professional Fee Escrow if and when they are finally Allowed by the Bankruptcy Court. When all Allowed amounts owing to the Professionals have been paid in full, any amount remaining in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtor without any further action or order of the Bankruptcy Court.

3.4    Priority Tax Claims and Secured Tax Claims

Unless otherwise agreed to by the holder of such Claim and the Debtor and Arena (prior to the Effective Date) or the Reorganized Debtor (on and after the Effective Date), as applicable: (i) each Allowed Priority Tax Claim (if any) shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code, and (ii) each Allowed Secured Tax Claim (if any) shall be treated in accordance with the terms set forth in section 1129(a)(9)(D) of the Bankruptcy Code.

3.5    Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the United States Code before the Effective Date shall be paid by the Debtor. On and after the Effective Date, to the extent applicable, the Reorganized Debtor shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. The Reorganized Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of the Debtor’s Chapter 11 Case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

ARTICLE IV

    CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

4.1    Summary of Classification

Except for the Claims addressed in Article III, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a number for purposes of identifying each separate Class, and specifying the impairment and voting status of Claims and Interests within each Class.

Classification, Impairment, and Voting Status of Claims and Interests
Class	Description	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Prepetition Lender Claims	Impaired	Entitled to Vote
3	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
4	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
5	Section 510(b) Claims	Impaired	Not Entitled to Vote (Presumed to Reject)
6	Other Subordinated Claims	Impaired	Not Entitled to Vote (Presumed to Reject)
7	Series C Preferred Interests	Impaired	Not Entitled to Vote (Presumed to Reject)
8	Series D Preferred Interests	Impaired	Not Entitled to Vote (Presumed to Reject)
9	Series E Preferred Interests	Impaired	Not Entitled to Vote (Presumed to Reject)
10	Common Interests	Impaired	Not Entitled to Vote (Presumed to Reject)

4.2    Treatment of Claims and Interests

Except to the extent that a holder of an Allowed Claim agrees to a less favorable treatment, each holder of an Allowed Claim or an Interest shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Claim or Interest.

(a)    Class 1 — Other Priority Claims

(1)	Classification: Class 1 consists of all Other Priority Claims (if any).

(1)

Treatment: Each holder of an Allowed Other Priority Claim shall receive payment of such Claim in full, in Cash, on or as soon as practicable after the later of (a) the Effective Date or (b) the date on which such Claim is Allowed.

(2)

Voting: Class 1 is Unimpaired. Holders of Class 1 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Class 1 Claims are not entitled to vote to accept or reject the Plan.

(b)    Class 2 — Prepetition Lender Claims

(1)	Classification: Class 2 consists of all Prepetition Lender Claims.

(2)	Treatment: In satisfaction of the Allowed Prepetition Lender Claims set forth in Section 5.1(a), 100% of the New Common Stock shall be issued to Arena or its designee(s) on the Effective Date.

(3)	Voting: Class 2 is Impaired. Holders of Class 2 Claims are entitled to vote to accept or reject the Plan.

(c)    Class 3 — Other Secured Claims

(1)	Classification: Class 3 consists of all Other Secured Claims (if any).

(2)

Treatment: With respect to any Allowed Other Secured Claims (if any), at the option of the Reorganized Debtor: (i) the legal, equitable, and contractual rights to which the Other Secured Claim entitles the holder thereof shall be left unaltered; (ii) the Other Secured Claim shall be left Unimpaired in the manner described in section 1124(2) of the Bankruptcy Code; or (iii) on or as soon as practicable after the later of (a) the Effective Date or (b) the date on which such Claim is Allowed, the Other Secured Claim shall be paid in full, in Cash.

(3)

Voting: Class 3 is Unimpaired. Holders of Class 3 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Class 3 Claims are not entitled to vote to accept or reject the Plan.

(d)    Class 4— General Unsecured Claims

(1)	Classification: Class 4 consists of all General Unsecured Claims.

(2)

Treatment: With respect to any Allowed General Unsecured Claims, at the option of the Reorganized Debtor: (i) the legal, equitable, and contractual rights to which the General Unsecured Claim entitles the holder thereof shall be left unaltered; (ii) the General Unsecured Claim shall be left Unimpaired in the manner described in section 1124(2) of the Bankruptcy Code; or (iii) on or as soon as practicable after the later of (a) the Effective Date or (b) the date on which such Claim is Allowed, the General Unsecured Claim shall be paid in full, in Cash.

(3)

Voting: Class 4 is Unimpaired. Holders of Class 4 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Class 4 Claims are not entitled to vote to accept or reject the Plan.

(e)    Class 5 — Section 510(b) Claims

(1)	Classification: Class 5 consists of all Section 510(b) Claims (if any).

(2)

Treatment: On the Effective Date, each Section 510(b) Claim shall be canceled, released, and extinguished, and will be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan on account of its Section 510(b) Claim.

(3)

Voting: Class 5 is Impaired. Holders of Class 5 Claims are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders of Class 5 Claims are not entitled to vote to accept or reject the Plan.

(f)    Class 6 — Other Subordinated Claims

(1)	Classification: Class 6 consists of all Other Subordinated Claims (if any).

(2)

Treatment: On the Effective Date, each Other Subordinated Claim shall be canceled, released, and extinguished, and will be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan on account of its Other Subordinated Claim.

(3)

Voting: Class 6 is Impaired. Holders of Class 6 Claims are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders of Class 6 Claims are not entitled to vote to accept or reject the Plan.

(g)    Class 7 — Series C Preferred Interests

(1)	Classification: Class 7 consists of all Series C Preferred Interests.

(2)

Treatment: On the Effective Date, each Series C Preferred Interest shall be canceled, released, and extinguished, and will be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan on account of its Series C Preferred Interest.

(3)

Voting: Class 7 is Impaired. Holders of Class 7 Interests are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders of Class 7 Interests are not entitled to vote to accept or reject the Plan.

(h)    Class 8 — Series D Preferred Interests

(1)	Classification: Class 8 consists of all Series D Preferred Interests.

(2)

Treatment: On the Effective Date, each Series D Preferred Interest shall be canceled, released, and extinguished, and will be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan on account of its Series D Preferred Interest.

(3)

Voting: Class 9 is Impaired. Holders of Class 8 Interests are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders of Class 8 Interests are not entitled to vote to accept or reject the Plan.

(i)    Class 9 — Series E Preferred Interests

(1)	Classification: Class 9 consists of all Series E Preferred Interests.

(2)

Treatment: On the Effective Date, each Series E Preferred Interest shall be canceled, released, and extinguished, and will be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan on account of its Series E Preferred Interest.

(3)

Voting: Class 9 is Impaired. Holders of Class 9 Interests are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders of Class 9 Interests are not entitled to vote to accept or reject the Plan.

(j)    Class 10 — Common Interests

(1)	Classification: Class 10 consists of all Common Interests.

(2)

Treatment: On the Effective Date, each Common Interest shall be canceled, released, and extinguished, and will be of no further force or effect, and the holder thereof shall receive no recovery or distribution under the Plan on account of its Common Interest.

(3)

Voting: Class 10 is Impaired. Holders of Class 10 Interests are conclusively presumed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. Holders of Class 10 Interests are not entitled to vote to accept or reject the Plan.

4.3    Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtor’s or the Reorganized Debtor’s rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

ARTICLE V

    MEANS FOR IMPLEMENTATION OF THE PLAN

5.1    General Settlement of Claims and Interest; Particular Settlements

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims (including, without limitation, the Prepetition Lender Claims), Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims (including, without limitation, the Prepetition Lender Claims), Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtor and its Estate.

Provisions of this Plan implementing particular, but interrelated, settlements include, without limitation, Sections 3.1, 4.2(b), 4.2(d), 5.3(b), 5.6, 8.5, 9.4, 9.5, 9.6, 10.1, 13.4, and 13.7 hereof, and the following subsections of this Section 5.1.

(a)    Allowance of Prepetition Lender Claims

The Prepetition Lender Claims shall be fully and finally Allowed on the Effective Date in the amount of the Stipulated Prepetition Lender Claims Amount.

(b)    Arena Releases of Certain Subsidiaries

On the Effective Date, Arena shall release all Causes of Action against all Subsidiaries other than the PTGi Guarantors, which release shall be memorialized in the Confirmation Order. For the avoidance of doubt, nothing in the Plan is intended, nor shall it be construed, to eliminate, reduce, satisfy, or otherwise affect any liability of the PTGi Guarantors to Arena.

(c)    Island Gift Distribution

If the following conditions are satisfied as of the Effective Date, then Arena shall designate Island to receive 5% of the New Common Stock on the Effective Date pursuant to Section 4.2(b)(2) above:

(1)	Island and its affiliates (including Island Capital Group Advisor LLC) shall not have objected to Confirmation of the Plan;

(2)

Island and its affiliates (including Island Capital Group Advisor LLC) shall have agreed (i) that they will not to file any Proof of Claim or request for payment of an Administrative Claim in the Chapter 11 Case (or if applicable, to withdraw with prejudice any Proof of Claim or request previously filed), and (ii) that they will agree to release all Causes of Action against the Debtor and the Released Parties, which agreements shall be memorialized in a provision of the Confirmation Order that is Reasonably Acceptable to Arena; and

(3)	Island shall have executed the Stockholders Agreement.

(d)    Management Employment Agreements

The Management Employment Agreements shall be included on the Rejection Schedule. Any Claims resulting from the rejection of the respective Management Employment Agreements under the Plan shall be fully and finally Allowed in the amounts of $316,228 (Harper-Denson), $241,927 (Biehl), and $224,153 (Schweller), which Claims shall be paid in full, in Cash, on the Effective Date.

(e)    Arena Releases of Ds & Os

On the Effective Date, Arena shall release all Arena D&O Claims, provided that such release shall not release any Arena D&O Claims that are or may be covered by the Debtor’s D&O Liability Insurance Policies (as determined in good faith by Arena), except to the extent set forth in Section 5.1(f), and provided further that the release set out in this Section 5.1(e) for a particular D&O shall be voidable by Arena in the event that said D&O commences any action against Arena or an Arena Related Party that is related to the Debtor. For the avoidance of doubt, a D&O’s assertion, in the context of any action by Arena or an Arena Related Party that is related to the Debtor, of any counterclaim, defense, or argument based on statements made in connection with such action by Arena or an Arena Related Party shall not cause the release of Arena D&O Claims against said D&O to be voidable by Arena.

(f)    Limitation of Liability for Arena D&O Claims

Subject to the provisions of Section 5.1(e), (i) any recovery on account of any Arena D&O Claim, including in each case by way of settlement or judgment, shall be satisfied solely by and to the extent of the proceeds of any applicable D&O Liability Insurance Policy after payment from such D&O Liability Insurance Policy of any and all covered costs and expenses incurred in connection with the defense of the Arena D&O Claims; (ii) Arena, in seeking to execute, garnish, or otherwise attempt to collect on any settlement or judgment in connection with the Arena D&O Claims, shall do so solely upon (a) the Insurers, (b) the proceeds of any available insurance coverage from the D&O Liability Insurance Policies; and (iii) Arena shall not (a) record any judgment against the Ds & Os or (b) otherwise attempt to collect, directly or indirectly, from the personal assets (including personal insurance) of the Ds & Os with respect to the Arena D&O Claims.

At least 30 days prior to commencing an action against a D&O with respect to any Arena D&O Claims, Arena shall send the D&O a letter setting forth in reasonable detail (i) the factual and legal basis for the Arena D&O Claims to be pursued in such action and (ii) each Potentially Applicable Insurance Policy under which Arena has determined there may be coverage for such Arena D&O Claim, and the basis for such determination (the “Arena D&O Demand Letter”), which shall be tendered by the D&O to the applicable Insurer(s) for a coverage determination with respect to such Arena D&O Claims. If coverage for the Arena D&O Claims against a D&O that are set forth in the Arena D&O Demand Letter is denied on an initial basis by the Insurer under a Potentially Applicable D&O Liability Insurance Policy and there is a good-faith basis to contest such denial, the D&O shall use reasonable efforts to seek a Final Coverage Determination with respect to such Arena D&O Claims, provided that such reasonable efforts may not be construed to require a D&O to commence or prosecute an Insurance Coverage Action unless (i) there is, and at all times continues to be, a good-faith basis for such Insurance Coverage Action and (ii) Arena shall have agreed, in a writing acceptable to the D&O, to pay and fully indemnify and hold harmless the D&O from all costs and expenses in connection with the prosecution of such Insurance Coverage Action.

Upon the earlier to occur of (i) a Final Coverage Determination denying coverage under any potentially applicable D&O Liability Insurance Policy identified in the Arena D&O Demand Letter of any coverage claims asserted against, and properly noticed to, the Insurer under such policy, or (ii) exhaustion of the available insurance coverage under all applicable D&O Liability Insurance Policies, the Arena D&O Claims shall be released and discharged without the need for further action or Bankruptcy Court order, provided that the foregoing clause (i) shall only apply to coverage claims asserted against available D&O Liability Insurance Policies on account of the Arena D&O Claims for which coverage is denied by a Final Coverage Determination, and shall not apply to coverage claims asserted against available D&O Liability Insurance Policies for which coverage is not denied by a Final Coverage Determination. For the avoidance of doubt, the Arena D&O Claims shall not be so released until the occurrence of one of the two conditions stated in the preceding sentence, as may be applicable.

For the avoidance of doubt, any assignee or successor of interest of Arena with respect to the Arena D&O Claims shall be bound by the provisions of Sections 5.1(e) and (f), including, but not limited to, the restrictions in clause (iii) of the first sentence of this Section 5.1(f).

(g)    D&O Releases of Arena and Arena Related Parties

To the maximum extent permitted by law, on the Effective Date, the Ds & Os shall be deemed to release all Causes of Action against Arena and the Arena Related Parties that are related to the Debtor and arose prior to February 26, 2024, provided that such releases shall not preclude a D&O in the context of any action by Arena or an Arena Related Party that is related to the Debtor, from asserting any counterclaim, defense, or argument based on statements made in connection with such action by Arena or an Arena Related Party.

(h)    Releases by Subsidiaries

To the maximum extent permitted by law, on the Effective Date, the Subsidiaries, for themselves and anyone claiming by or through them, shall be deemed to have released (i) all Company D&O Claims, provided that such release shall not release any Company D&O Claims that are or may be covered by any Subsidiary’s D&O Liability Insurance Policies (as determined in good faith by such Subsidiary), except to the extent set forth in Section 5.1(i), and (ii) all Causes of Action against Arena and the Arena Related Parties.

(i)    Limitation of Liability for Company D&O Claims

With respect to the Company D&O Claims, (i) any recovery on account of any Company D&O Claim, including in each case by way of settlement or judgment, shall be satisfied solely by and to the extent of the proceeds of any applicable D&O Liability Insurance Policy after payment from such D&O Liability Insurance Policy of any and all covered costs and expenses incurred in connection with the defense of the Company D&O Claims; (ii) the Reorganized Debtor and the Subsidiaries, in seeking to execute, garnish, or otherwise attempt to collect any settlement or judgment in connection with the Company D&O Claims shall do so solely upon (a) the Insurers, and (b) the proceeds of any available insurance coverage from the D&O Liability Insurance Policies; and (iii) the Reorganized Debtor and the Subsidiaries shall not (a) record any judgment against the Ds & Os or (b) otherwise attempt to collect, directly or indirectly, from the personal assets (including any personal insurance) of the Ds & Os with respect to the Company D&O Claims.

At least 30 days prior to commencing an action against a D&O respect to any Company D&O Claims, the Reorganized Debtor or Subsidiary, as applicable, shall send the D&O a letter setting forth in reasonable detail (i) the factual and legal basis for the Company D&O Claims to be pursued in such action and (ii) each Potentially Applicable D&O Liability Insurance Policy under which the Reorganized Debtor or Subsidiary, as applicable, has determined there would be coverage for such Company D&O Claims, and the basis for such determination (the “Company D&O Demand Letter”), which shall be tendered by the D&O to the applicable Insurer(s) for a coverage determination with respect to such Company D&O Claims. If coverage for the Company D&O Claims against a D&O that are set forth in the Company D&O Demand Letter is denied on an initial basis by the Insurer under a Potentially Applicable D&O Liability Insurance Policy and there is a good-faith basis to contest such denial, the D&O shall use reasonable efforts to seek a Final Coverage Determination with respect to such Company D&O Claims, provided that such reasonable efforts may not be construed to require a D&O to commence or prosecute an Insurance Coverage Action unless (i) there is, and at all times continues to be, a good-faith basis for such Insurance Coverage Action and (ii) Arena shall have agreed, in a writing acceptable to the D&O, to pay and fully indemnify and hold harmless the D&O from all costs and expenses in connection with the prosecution of such Insurance Coverage Action.

Upon the earlier to occur of (i) a Final Coverage Determination denying coverage under any potentially applicable D&O Liability Insurance Policy identified in the Company D&O Demand Letter of any coverage claims asserted against, and properly noticed to, the Insurer under such policy, or (ii) exhaustion of the available insurance coverage under all applicable D&O Liability Insurance Policies, the Company D&O Claims shall be released and discharged without the need for further action or Bankruptcy Court order, provided that the foregoing clause (i) shall only apply to coverage claims asserted against available D&O Liability Insurance Policies on account of the Company D&O Claims for which coverage is denied by a Final Coverage Determination, and shall not apply to coverage claims asserted against available D&O Liability Insurance Policies for which coverage is not denied by a Final Coverage Determination. For the avoidance of doubt, the Company D&O Claims shall not be so released until the occurrence of one of the two conditions stated in the preceding sentence, as may be applicable.

For the avoidance of doubt, any assignee or successor of interest of the Reorganized Debtor or a Subsidiary with respect to the Company D&O Claims shall be bound by the provisions of Sections 5.1(g)-(i) and 9.4, including, but not limited to, the restrictions in clause (iii) of the first sentence of this Section 5.1(i).

(j)    D&O Indemnity Escrow

On the Effective Date, in lieu of purchasing a coverage “tail” for the Debtor’s current D&O Liability Insurance Policies, the Reorganized Debtor shall establish an escrow for the benefit of the Ds & Os with a reputable institutional escrow agent Reasonably Acceptable to the Debtor and Arena and an initial funding amount of $2,000,000. The D&O Indemnity Escrow will be available for indemnification and advancement of expenses of the Ds & Os in connection with any Indemnifiable Action where (i) coverage for indemnification and advancement of expenses in connection with such Indemnifiable Action would otherwise be within the scope of coverage provided by (and not subject to any coverage exclusion set forth in) one or more of the Debtor’s current D&O Liability Insurance Policies, but (ii) actual coverage under such policy or policies is not available because, through no fault of the individual seeking indemnification or advancement, the Indemnifiable Action or the circumstances giving rise to it were not reported during the policy’s reporting period.

On the one-year anniversary of the Effective Date, any amounts in excess of $1,000,000 remaining in the D&O Indemnity Escrow (after taking into account any necessary reserves in connection with any unresolved Indemnifiable Action) shall be released to the Reorganized Debtor. On the two-year anniversary of the Effective Date, any amounts in excess of $750,000 remaining in the D&O Indemnity Escrow (after taking into account any necessary reserves in connection with any unresolved Indemnifiable Action) shall be released to the Reorganized Debtor. On the three-year anniversary of the Effective Date, any amounts remaining in the D&O Indemnity Escrow (after taking into account any necessary reserves in connection with any unresolved Indemnifiable Action) shall be released to the Reorganized Debtor.

The D&O Indemnity Escrow agreement shall be in a form Reasonably Acceptable to the Debtor and Arena, but in any event shall provide that determinations regarding (i) Ds & Os’ entitlement to indemnification and advancement from the D&O Indemnity Escrow and (ii) the amount of funding that should be reserved on account of any unresolved Indemnifiable Action shall be made by a neutral third party with substantial experience in Delaware corporate law and directors-and-officers liability insurance matters. The selection, retention, billing rates, and compensation structure of the neutral third party shall be chargeable to and recoverable only from the funds then present in the D&O Indemnity Escrow.

5.2    Plan Transactions

Before, on, and after the Effective Date, the Debtor or Reorganized Debtor, as applicable, shall take all actions as may be necessary or appropriate to effectuate the terms of this Plan, including: (a) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (d) such other transactions that are required to effectuate the Plan; and (e) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

5.3    Sources of Consideration for Plan Distributions

The Reorganized Debtor shall fund distribution under the Plan as follows:

(a)    Cash on Hand.

The Reorganized Debtor shall use Cash on hand to fund distributions to certain holders of Allowed Claims against the Debtor in accordance with Articles III and IV hereof.

(b)    Issuance and Distribution of New Common Stock.

The issuance of the New Common Stock shall be authorized without the need for any further corporate action and without any further action by the holders of Claims or Interests.

All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Common Stock under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

On the Effective Date, none of the New Common Stock will be registered under the Securities Act or listed on a national securities exchange, the Reorganized Debtor will not be a reporting company under the Securities Exchange Act, the Reorganized Debtor shall not be required to and will not file reports with the Securities and Exchange Commission or any other Entity or party (other than quarterly post-confirmation reports required to be filed in connection with the Chapter 11 Case). In connection with the Island Gift Distribution (if it occurs), in order to prevent the Reorganized Debtor from becoming subject to the reporting requirements of the Securities Exchange Act, except in connection with a public offering, the Stockholders Agreement may impose certain transfer and other restrictions designed to maintain the Reorganized Debtor as a private, non-reporting company.

5.4    Securities Registration Exemption

Pursuant to section 1145 of the Bankruptcy Code, the issuances of the New Common Stock as contemplated by the Plan are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The New Common Stock (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Reorganized Debtor as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of Title 11 of the United States Code.

Should the Reorganized Debtor elect on or after the Effective Date to reflect any ownership of the New Common Stock through the facilities of the DTC, the Reorganized Debtor need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Common Stock or under applicable securities laws. The DTC may accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

5.5    Corporate Existence

Each of the Debtor and the Subsidiaries shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each of them was is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan (in the case of the Debtor) or otherwise (in the case of the Subsidiaries). On the Effective Date, the amendment of the Debtor’s formation documents by the New Organizational Documents shall be deemed to have occurred pursuant to the Plan and shall require no further action (other than any requisite filings required under applicable state, provincial, or federal law) or approval by any Entity.

5.6    Vesting of Assets in the Reorganized Debtor

On the Effective Date, all property of the Debtor or its Estate, including all Causes of Action (including, without limitation, the Company D&O Claims), all Executory Contracts and Unexpired Leases assumed by the Debtor, and any property acquired by the Debtor or the Estate after the Petition Date, and all interests held by the Debtor in any Subsidiary, shall vest in the Reorganized Debtor free and clear of all Liens, Claims, charges, or other encumbrances pursuant to section 1141(b) and (c) of the Bankruptcy Code. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtor may operate its business and may use, acquire, or dispose of property, and compromise or settle any Claims or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

5.7    Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, certificates, and other documents evidencing Claims or Interests shall be cancelled, and the obligations of the Debtor or Reorganized Debtor thereunder or in any way related thereto shall be supplanted for all purposes by the obligations set forth in this Plan.

5.8    Corporate Action

Upon the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable: (1) the issuance of the New Common Stock; (2) the selection of the directors of the Reorganized Debtor; (3) implementation of the Restructuring Transactions; and (4) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtor or the Reorganized Debtor. The authorizations and approvals contemplated by this Section 5.7 shall be effective notwithstanding any requirements under applicable nonbankruptcy law.

5.9    New Organizational Documents

To the extent required under the Plan or applicable nonbankruptcy law, on the Effective Date the Reorganized Debtor will file the New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in the state, province, or country of incorporation in accordance with the corporate laws of the respective state, province, or country of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents of the Reorganized Debtor will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtor may further amend and restate the New Organizational Documents, and the Reorganized Debtor may file its certificate or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the applicable states, provinces, or countries of incorporation and the New Organizational Documents.

5.10    Directors and Officers of the Reorganized Debtor

On the Effective Date, the term of the current members of the board of directors of the Debtor shall be deemed to have expired and the initial board of directors of the Reorganized Debtor shall be deemed appointed in accordance with the New Organizational Documents. The initial board of directors of the Reorganized Debtor shall consist of those individuals disclosed prior to the Confirmation Hearing as part of the Plan Supplement. Successors will be elected in accordance with the New Organizational Documents and applicable nonbankruptcy law.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor will, to the extent practicable, disclose in advance of the Confirmation Hearing the identity and affiliations of any individual that is anticipated to serve as a director or officer of the Reorganized Debtor. To the extent any such director or officer is an “insider” of the Debtor under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed.

5.11    Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtor, and the officers and members of the board of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the New Common Stock issued pursuant to the Plan, in the name of and on behalf of Reorganized Debtor, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

5.12    Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under this Plan, including any issuance, transfer or exchange of any Security, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

5.13    Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject in all respects to Sections 5.1, 9.4, and 9.5 hereof, and as otherwise set forth in any other order of the Court, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and such rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtor may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor. No Entity may rely on the absence of a specific reference in the Plan or the Plan Supplement to any Causes of Action against it as any indication that the Debtor or the Reorganized Debtor will not pursue any and all available Causes of Action against it. The Debtor or the Reorganized Debtor, as applicable, expressly reserves all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan, Confirmation Order, or other Bankruptcy Court order, the Debtor or Reorganized Debtor, as applicable, expressly reserves all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

In accordance with section 1123(b)(3) of the Bankruptcy Code, except as otherwise provided herein, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtor. The Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtor shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE VI

    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1    Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than: (1) those that are identified on the Rejection Schedule; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth herein pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan shall re-vest in and be fully enforceable by the Reorganized Debtor on and after the Effective Date in accordance with its terms, except as such terms may have been modified by the provisions of the Plan, any order of the Bankruptcy Court, or any agreement between Reorganized Debtor and the counterparty to such Executory Contract or Unexpired Lease.

6.2    Cure of Defaults and Objections to Cure and Assumption

The Reorganized Debtor shall pay Cure Claims on the Effective Date or as soon as practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure Claims that differ from the amounts proposed in the Cure Notice must be filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against the Reorganized Debtor, without the need for any objection by the Reorganized Debtor or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure Claim shall be deemed fully satisfied, released, and discharged upon payment by the Reorganized Debtor of the Cure Claim; provided, however, that nothing herein shall prevent the Reorganized Debtor from paying any Cure Claim despite the failure of the relevant counterparty to file such request for payment of such Cure Claim. The Reorganized Debtor also may settle any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease pursuant to the Plan must be filed with the Bankruptcy Court on or before 30 days after the Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtor’s or Reorganized Debtor’s, as applicable, first scheduled omnibus hearing for which such objection is timely filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is a dispute regarding a Cure Claim, the ability of the Reorganized Debtor to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure Claim shall occur as soon as practicable after entry of a Final Order resolving such dispute and approving such assumption, or as may be agreed upon by the Debtor or Reorganized Debtor, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtor or Reorganized Debtor, as applicable, reserve the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease within 45 days after a Final Order resolving an objection to assumption or determining the Cure Claim or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease, is entered.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cure Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Case, including pursuant to the Confirmation Order, shall be deemed satisfied as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

6.3    Rejection Damages Claims and Objections to Rejections

Pursuant to section 502(g) of the Bankruptcy Code, counterparties to Executory Contracts or Unexpired Leases that are rejected shall have the right to assert Claims, if any, on account of the rejection of such contracts and leases. Unless otherwise provided by a Bankruptcy Court order, any Proofs of Claim asserting Claims arising from the rejection of Executory Contracts and Unexpired Leases pursuant to the Plan must be filed with the Claims Agent no later than the Claims Bar Date. Any such Proofs of Claim that are not timely filed shall be disallowed without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Such Proofs of Claim shall be forever barred, estopped, and enjoined from assertion. Moreover, such Proofs of Claim shall not be enforceable against the Reorganized Debtor, without the need for any objection by the Reorganized Debtor or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged notwithstanding anything in a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as Class 4 General Unsecured Claims against the Debtor.

6.4    Director and Officer Liability Insurance

To the extent that the Debtor’s D&O Liability Insurance Policies are considered to be Executory Contracts, then notwithstanding anything in the Plan to the contrary, effective as of the Effective Date, the Reorganized Debtor shall be deemed to have assumed all such D&O Liability Insurance Policies pursuant to section 365(a) and 1123 of the Bankruptcy Code, and coverage from the Insurer for defense and indemnity under any of the Debtor’s D&O Liability Insurance Policies shall remain available to all individuals within the definition of “Insured” in all such D&O Liability Insurance Policies. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtor’s assumption of each of the Debtor’s D&O Liability Insurance Policies pursuant to 365(a) and 1123 of the Bankruptcy Code.

6.5    Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

6.6    Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtor has any liability thereunder.

ARTICLE VII

    PROVISIONS GOVERNING DISTRIBUTIONS

7.1    Timing and Calculation of Amounts to be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall distribute the New Common Stock pursuant to the terms set forth in the Plan.

7.2    Delivery of Distributions

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be made to holders of record as of the Distribution Record Date by the Reorganized Debtor: (1) to the signatory set forth on any of the Proofs of Claim filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim is filed or if the Debtor has been notified in writing of a change of address on or before the date that is 10 days before the Effective Date); (2) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtor after the date of any related Proof of Claim; (3) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Debtor has not received a written notice of a change of address on or before the date that is 10 days before the Effective Date; or (4) on any counsel that has appeared in the Chapter 11 Case on the holder’s behalf. Subject to this Article VII, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtor and the Reorganized Debtor shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

7.3    Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder of an Allowed Claim is returned as undeliverable, no distribution to such holder shall be made unless and until the Reorganized Debtor has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtor without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and any claim of such holder of an Allowed Claim to such property or interest in property shall be discharged and forever barred.

7.4    Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtor shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtor reserves the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

7.5    Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed herein.

7.6    No Postpetition Interest on Claims

Except Unless otherwise specifically provided for in an order of the Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests and no holder of an Allowed Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

7.7    Claims Paid or Payable by Third Parties

(a)    Claims Paid by Third Parties

The Debtor or the Reorganized Debtor, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor; provided that the Debtor or the Reorganized Debtor, as applicable, shall provide 21 days’ notice to the holder prior to any disallowance of such Claim during which period the holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Bankruptcy Court. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim under the Plan and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within 14 days of receipt thereof, repay or return the distribution to the Reorganized Debtor to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

(b)    Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtor’s insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtor’s insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurer’s agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that the Reorganized Debtor shall provide 21 days’ notice to the Holder of such Claim prior to any disallowance of such Claim during which period the holder may object to such disallowance, and if the parties cannot reach an agreed resolution, the matter shall be decided by the Bankruptcy Court.

(c)    Applicability of Insurance Policies

Except as otherwise provided herein, distributions to holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtor or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

7.8    Setoffs and Recoupment

Except as otherwise expressly provided herein, the Debtors or the Reorganized Debtors, as applicable, may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim.

ARTICLE VIII

    PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

8.1    Allowance of Claims

On and after the Effective Date, the Reorganized Debtor shall have and retain any and all rights and defenses the Debtor had with respect to any Claim immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Case before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed pursuant to the Plan or a Final Order Allowing such Claim.

8.2    Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtor shall have the sole authority: (1) to file, withdraw, or litigate to judgment objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

8.3    Estimation of Claims

After the Effective Date, the Reorganized Debtor may at any time request pursuant to section 502(c) of the Bankruptcy Code that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated for any reason, regardless of whether any party previously has objected to such Claim or whether the Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed Claim that is contingent or unliquidated, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. If the estimated amount constitutes a maximum limitation on such Claim, the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on account of such Claim. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

8.4    Time to File Objections to Claims

Any objections to Claims shall be filed on or before the Claims Objection Deadline.

8.5    Disallowance of Claims

Any Claims held by any Entity from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtor by that Entity have been turned over or paid to the Debtor or the Reorganized Debtor, as applicable.

Except as provided herein or otherwise agreed by the Reorganized Debtor, any and all Proofs of Claim filed after the Claims Bar Date shall be deemed Disallowed and expunged without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless such late-filed Proof of Claim has been deemed timely filed by a Final Order of the Bankruptcy Court.

8.6    Amendments to Claims

On or after the Claims Bar Date, except as provided in the Plan or Confirmation Order, a Proof of Claim may not be amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtor, and any amended Proof of Claim filed without such prior authorization shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court.

8.7    No Distributions Pending Allowance

If an objection to a Claim or portion thereof is fled as set forth in this Article VIII, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

8.8    Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of a court of competent jurisdiction allowing any Disputed Claim becomes a Final Order, the Reorganized Debtor shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law or as otherwise provided in Articles III and IV hereof.

ARTICLE IX

    EFFECT OF CONFIRMATION OF THE PLAN

9.1    Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability to the extent such Claims or Causes of Action accrued before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim based upon such debt or right is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. Unless expressly provided in the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

For the avoidance of doubt, pursuant to section 1124(e) of the Bankruptcy Code, the discharge any Debt of the Debtor under this Section 9.1 does not affect the liability of any other Entity on, or the property of any other Entity for, such Debt.

9.2    Term of Injunctions or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

9.3    Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

9.4    Releases by the Debtor

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtor and its Estate from any and all Causes of Action, including any derivative claims asserted on behalf of the Debtor or its Subsidiaries, that the Debtor or its Estate would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, or that any holder of any Claim or Interest could have asserted on behalf of the Debtor or its Subsidiaries, including, without limitation, any Causes of Action based on or relating to, or in any manner arising from, in whole or in part:

(a)	the Debtor, the Debtor’ in- or out-of-court restructuring efforts, intercompany transactions, the formulation, preparation, dissemination, negotiation, or filing of the Plan Documents;

(b)

any Plan Document, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan;

(c)

the Chapter 11 Case, the Plan, the RSA, the DIP Term Sheet, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement; or

(d)

the business or contractual arrangements between any Debtor and any Released Party, and any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to any of the foregoing.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any Company D&O Claims that are or may be covered by the Debtor’s D&O Liability Insurance Policies (as determined in good faith by the Reorganized Debtor), except to the extent set forth in Section 5.1(i), or (ii) any post-Effective Date obligations of any party or Entity under the Plan, any Plan Document, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the release set forth in this Section 9.4, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b)  in the best interests of the Debtor and all Holders of Claims; (c) fair, equitable, and reasonable; (d) given and made after due notice and opportunity for hearing; and (e) a bar to the Debtor, or anyone claiming by or through the Debtor, asserting any Claim or Cause of Action released by this Section 9.4.

9.5    Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Cause of Action related to any act or omission in connection with, relating to, or arising out of, the RSA, the Chapter 11 Case, the Plan, or any Plan Document, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement (“Exculpated Acts or Omissions”), provided that any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence shall not be considered an Exculpated Act or Omission, provided further that in all respects the Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

For the avoidance of doubt, the exculpation set forth above does not provided for exculpation or release of any Cause of Action of the Debtor (i) against any advisor that arose prior to the Petition Date for any act or omission that was not an Exculpated Act or Omission, or (ii) against any former director or officer of the Debtor.

9.6    Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Causes of Action that have been released or exculpated pursuant to Sections 5.1, 9.4, or 9.5 hereof, or Claims or Interests that have been discharged pursuant to Section 9.1 hereof, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtor, the Subsidiaries, the Reorganized Debtor, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Causes of Action, Claims, or Interests, as applicable; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Causes of Action, Claims, or Interests, as applicable; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Causes of Action, Claims, or Interests, as applicable; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Causes of Action, Claims, or Interests, as applicable; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Causes of Action, Claims, or Interests released or settled pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

9.7    Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtor, or any Entity with which the Reorganized Debtor has been or is associated, solely because the Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Case (or during the Chapter 11 Case but before the Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Case.

ARTICLE X

    CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

10.1    Conditions Precedent to the Effective Date

It shall be a condition to the Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to Section 10.2):

(a)    the Plan Documents shall be in form and substance Reasonably Acceptable to the Debtor and Arena;

(b)    the Confirmation Order shall have been entered, shall be in form and substance Reasonably Acceptable to the Debtor and Arena, and shall not have been stayed, modified, or vacated on appeal;

(c)    the Debtor shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Plan Documents;

(d)    the Debtor shall have paid or reserved for all fees due and payable pursuant to section 1930 of Title 28 of the United States Code;

(e)    the Debtor shall have paid or reserved for all expenses and payments due to be made on the Effective Date of the Plan;

(f)    Management shall have consented to the treatment of their Management Employment Agreements and rejection damages Claims under the Plan;

(g)    The Ds & Os shall have provided notice to the Insurers under the D&O Liability Insurance Policies, in a form and manner Reasonably Acceptable to Arena, of potential claims arising during the policy periods of such policies;

(h)    The RSA shall not have terminated;

(i)    The D&O Indemnity Escrow shall have been established and fully funded; and

(j)    Arena shall have executed the Director Side Letter Agreement and the Officer Side Letter Agreement.

10.2    Waiver of Conditions

The Debtor may waive any of the conditions to the Effective Date set forth in Section 10.1 any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan, provided that the Debtor’s waiver of any condition other than the conditions set forth in Sections 10.1(i) and (j) shall require the prior written consent of Arena in its sole discretion.

10.3    Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

10.4    Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtor or any other Entity.

ARTICLE XI

    MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

11.1    Modification and Amendments

Effective as of the date hereof: (a) the Debtor reserves the right, with the reasonable consent of Arena, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order, subject to the limitations set forth herein; and (b) after the entry of the Confirmation Order (and before the Effective Date, with the reasonable consent of Arena), the Debtor or the Reorganized Debtor, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, subject to the limitations set forth herein. Without limiting the generality of the foregoing, if requested by Arena, the Plan and Plan Supplement may be modified as necessary or appropriate to provide for the registration of the New Common Stock under the Securities Act or listed on a national securities exchange.

11.2    Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

11.3    Revocation or Withdrawal of Plan

The Debtor reserves the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtor revokes or withdraws the Plan, or if Confirmation or the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action, (2) prejudice in any manner the rights of the Debtor or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtor or any other Entity.

ARTICLE XII

    RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction, to the maximum extent permitted by applicable law, over all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including specifically jurisdiction to:

(a)    allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(c)    resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which the Debtor is party or with respect to which the Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

(d)    ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

(e)    adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

(f)    enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Case and (b) the Plan or the Confirmation Order, including contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

(g)    enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(h)    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

(i)    hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Case, including those: (a) with respect to the releases, injunctions, and other provisions contained in Article IX including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (b) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or the Confirmation Order, or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order, including those arising under agreements, documents, or instruments executed in connection with the Plan; or (c) related to section 1141 of the Bankruptcy Code;

(j)    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(k)    consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(l)    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(m)    enter an order or Final Decree concluding or closing the Chapter 11 Case;

(n)    enforce all orders previously entered by the Bankruptcy Court; and

(o)    hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII

    MISCELLANEOUS PROVISIONS

13.1    Additional Documents

On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtor or the Reorganized Debtor, as applicable, and all holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

13.2    Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Case is converted, dismissed, or a Final Decree is issued, whichever occurs first.

13.3    Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtor with respect to the P Plan, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

13.4    Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, trustee, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

13.5    Entire Agreement

The Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on the subject matter hereof, all of which have become merged with and integrated into the Plan.

13.6    Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtor’s and Arena’s consent; and (c) nonseverable and mutually dependent.

13.7    Insurance Neutrality

Unless otherwise expressly agreed to by an Insurer in writing, nothing in the Plan or in the Confirmation Order, including any provision that purports to be preemptory or supervening, shall (a) impose, or be deemed or construed to impose, any obligation on any Insurer to provide a defense for, pay defense costs, settle, or pay any settlement or judgment with respect to, any claim or cause of action against any insured, or (b) have the effect of impairing the Insurers’ legal, equitable, or contractual rights in any respect; rather, an Insurer’s obligations, if any, with respect to any claim or cause of action against an insured shall be determined solely by and in accordance with the allegedly applicable D&O Liability Insurance Policies.

Without limiting the generality of the foregoing, unless otherwise expressly agreed to by an Insurer in writing, nothing in the Plan or the Confirmation Order, including any provision that purports to be preemptory or supervening, shall diminish or impair, or be deemed to diminish or impair, the rights of any Insurer to assert: any defense, right, or claim, including but not limited to, any claim for deductibles, self-insured retentions, retrospective premiums, or any other premium or similar obligation of any kind; any claim for contribution, indemnification, or subrogation; or any setoff, recoupment, or counterclaim arising out of or relating to any of the D&O Liability Insurance Policies.

Again without limiting the generality of the foregoing, unless otherwise expressly agreed to by an Insurer in writing, nothing in the Plan or the Confirmation Order, including any provision that purports to be preemptory or supervening, shall, under any theory:

(a)         constitute, or be deemed to constitute, a trial, adjudication, judgment, hearing on the merits, finding, conclusion, other determination, evidence, or suggestion of any determination establishing the liability of any Insurer (in the aggregate or otherwise) or establishing a coverage obligation in subsequent litigation relating to any claim or cause of action, or under any of the D&O Liability Insurance Policies;

(b)         establish that any Insurer was invited to participate in, participated in, consulted on, and/or consented to the negotiation, proposal, solicitation, or approval of the Plan;

(c)         grant, or be deemed to grant, to any Entity any right to sue any Insurer directly in connection with a claim or cause of action, or in connection with or under any of the D&O Liability Insurance Policies;

(d)         constitute, or be deemed to constitute, a finding or determination that any Entity is a named insured, additional insured, or insured in any other way under any of the D&O Liability Insurance Policies; or

(e)         constitute, or be deemed to constitute, a determination that any Insurer has any defense or indemnity obligation with respect to any Claim or Insured Claim. The Insurers shall retain, and be permitted to assert, (i) all of their rights and defenses with respect to coverage of any Claim, including any Insured Claim, notwithstanding any provision of the Plan or the Confirmation Order, including any provision that purports to be preemptory or supervening, and (ii) all of the Debtors’ defenses to liability in connection with any Claim, including any Insured Claim, and that the Insurers’ rights to assert all such underlying defenses to liability and all such defenses to coverage of any Claim, including any Insured Claim, will not be impaired in any way by the Plan or the Confirmation Order.

The Debtor acknowledges that, in considering whether to confirm the Plan, the Bankruptcy Court need not and will not consider, and need not and will not decide, any matter at issue or which may be raised as an issue in any Insurance Coverage Action.

13.8    Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, neither any of such parties or individuals nor the Reorganized Debtor will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

ARTICLE XIV

    CRAMDOWN REQUEST

The Debtor hereby requests Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Classes of Claims or Interests. The Debtor reserves the right to modify the Plan in accordance with Article XI hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires such modification.

Dated: March 6, 2024	CHARGE ENTERPRISES, INC.
By: /s/ Craig Harper-Denson
Name: Craig Harper-Denson Title: Interim Chief Executive Officer and Chief Operating Officer

Exhibit A

Organizational Chart for the Debtor and its Non-Debtor Subsidiaries